Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

PROVIDENT FINANCIAL SERVICES, INC.,

NL 239 CORP.

and

LAKELAND BANCORP, INC.

Dated as of September 26, 2022

TABLE OF CONTENTS

ARTICLE I

THE MERGER

1.1	The Merger	2
1.2	Closing	2
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Conversion of Lakeland Common Stock	2
1.6	Merger Sub Stock	3
1.7	Treatment of Lakeland Equity Awards	3
1.8	Certificate of Incorporation of Interim Surviving Corporation	4
1.9	Bylaws of Interim Surviving Corporation	5
1.10	Directors and Officers of Interim Surviving Corporation	5
1.11	Tax Consequences	5
1.12	Holdco Merger	5
1.13	Bank Merger	6

ARTICLE II EXCHANGE OF SHARES

2.1	Provident to Make Merger Consideration Available	7
2.2	Exchange of Shares	7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF LAKELAND

3.1	Corporate Organization	10
3.2	Capitalization	12
3.3	Authority; No Violation	13
3.4	Consents and Approvals	14
3.5	Reports	14
3.6	Financial Statements	15
3.7	Broker’s Fees	17
3.8	Absence of Certain Changes or Events	17
3.9	Legal Proceedings	17
3.10	Taxes and Tax Returns	18
3.11	Employees and Employee Benefit Plans	19
3.12	Compliance with Applicable Law	22
3.13	Certain Contracts	24
3.14	Agreements with Regulatory Agencies	25
3.15	Risk Management Instruments	25

-i-

3.16	Environmental Matters	26
3.17	Investment Securities and Commodities	26
3.18	Real Property	27
3.19	Intellectual Property	27
3.20	Related Party Transactions	28
3.21	State Takeover Laws	28
3.22	Reorganization	28
3.23	Opinions	28
3.24	Lakeland Information	28
3.25	Loan Portfolio	29
3.26	Insurance	30
3.27	Information Security	30
3.28	Subordinated Indebtedness	30
3.29	No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.	30

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PROVIDENT AND MERGER SUB
4.1	Corporate Organization	31
4.2	Capitalization	32
4.3	Authority; No Violation	33
4.4	Consents and Approvals	34
4.5	Reports	35
4.6	Financial Statements	36
4.7	Broker’s Fees	37
4.8	Absence of Certain Changes or Events	38
4.9	Legal Proceedings	38
4.10	Taxes and Tax Returns	38
4.11	Employees and Employee Benefit Plans	39
4.12	Compliance with Applicable Law	42
4.13	Certain Contracts	43
4.14	Agreements with Regulatory Agencies	45
4.15	Risk Management Instruments	45
4.16	Environmental Matters	45
4.17	Investment Securities and Commodities	46
4.18	Real Property	46
4.19	Intellectual Property	46
4.20	Related Party Transactions	47
4.21	State Takeover Laws	47
4.22	Reorganization	47
4.23	Opinions	47
4.24	Provident Information	47
4.25	Loan Portfolio	48
4.26	Insurance	49
4.27	Information Security	49

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ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1	Conduct of Businesses Prior to the Effective Time	49
5.2	Forbearances	50

ARTICLE VI ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	53
6.2	Access to Information; Confidentiality	55
6.3	Non-Control	55
6.4	Shareholders’ Approval and Stockholder Approval	56
6.5	Legal Conditions to Merger	57
6.6	Stock Exchange Listing	58
6.7	Employee Matters	58
6.8	Indemnification; Directors’ and Officers’ Insurance	60
6.9	Additional Agreements	61
6.10	Advice of Changes	61
6.11	Dividends	62
6.12	Stockholder or Shareholder Litigation	62
6.13	Corporate Governance	62
6.14	Acquisition Proposals	63
6.15	Public Announcements	65
6.16	Change of Method	65
6.17	Restructuring Efforts	65
6.18	Takeover Statutes	65
6.19	Treatment of Lakeland Debt	66
6.20	Exemption from Liability under Section 16(b)	66
6.21	Specified Order	66

ARTICLE VII CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	67
7.2	Conditions to Obligations of Provident and Merger Sub	67
7.3	Conditions to Obligations of Lakeland	68

ARTICLE VIII TERMINATION AND AMENDMENT

8.1	Termination	70
8.2	Effect of Termination	71

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ARTICLE IX GENERAL PROVISIONS

9.1	Nonsurvival of Representations, Warranties and Agreements	73
9.2	Amendment	73
9.3	Extension; Waiver	73
9.4	Expenses	74
9.5	Notices	74
9.6	Interpretation	75
9.7	Counterparts	76
9.8	Entire Agreement	76
9.9	Governing Law; Jurisdiction	76
9.10	Waiver of Jury Trial	77
9.11	Assignment; Third-Party Beneficiaries	77
9.12	Specific Performance	77
9.13	Severability	78
9.14	Confidential Supervisory Information	78
9.15	Delivery by Electronic Transmission	78
9.16	No Other Representations or Warranties	78

Exhibit A – Form of Provident Bylaw Amendment
Exhibit B – Form of Bank Merger Agreement

-iv-

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	64
affiliate	75
Agreement	1
Bank Merger	6
Bank Merger Agreement	6
Bank Merger Certificates	6
Bank Merger Effective Time	7
BHC Act	10
BOLI	30
Borrower	29
business day	75
CARES Act	23
Certificates of Merger	2
Chosen Courts	76
Closing	2
Closing Date	2
Code	1
Confidentiality Agreement	55
Continuation Period	58
Continuing Employees	58
Controlled Group Liability	20
Delaware Secretary	2
DGCL	2
Effective Time	2
Enforceability Exceptions	13
Environmental Laws	26
ERISA	19
ERISA Affiliate	21
Exchange Act	16
Exchange Agent	7
Exchange Fund	7
Exchange Ratio	2
FDIC	11
Federal Reserve Board	14
GAAP	10
Governmental Entity	14
Holdco Merger	1
Holdco Merger Certificates	5
Holdco Merger Effective Time	5
Intellectual Property	27
Interim Surviving Corporation	1
IRS	18
Joint Proxy Statement	14

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KBW	17
knowledge	75
Lakeland	1
Lakeland 401(k) Plan	59
Lakeland Bank	6
Lakeland Benefit Plans	19
Lakeland Board Recommendation	56
Lakeland Bylaws	5
Lakeland Certificate	4
Lakeland Common Stock	2
Lakeland Contract	25
Lakeland Disclosure Schedule	9
Lakeland Equity Awards	4
Lakeland Indemnified Parties	60
Lakeland Insiders	66
Lakeland Meeting	56
Lakeland Owned Properties	27
Lakeland Preferred Stock	12
Lakeland Qualified Plans	20
Lakeland Real Property	27
Lakeland Regulatory Agreement	25
Lakeland Reports	15
Lakeland Restricted Stock Award	3
Lakeland Restricted Stock Unit Award	4
Lakeland Stock Plans	4
Lakeland Subsidiary	11
Liens	12
Loans	29
Material Adverse Effect	10
Materially Burdensome Regulatory Condition	54
Merger	1
Merger Consideration	3
Merger Sub	1
Merger Sub Bylaws	31
Merger Sub Certificate	31
Merger Sub Common Stock	3
Multiemployer Plan	20
Multiple Employer Plan	20
NASDAQ	14
New Certificates	7
New Jersey DORES	2
NJBCA	2
NJDBI	14
NYSE	8
Old Certificate	3
Pandemic	11

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Pandemic Measures	11
PBGC	20
Permitted Encumbrances	27
person	75
Personal Data	23
Piper Sandler	37
Premium Cap	61
Provident	1
Provident 401(k) Plan	59
Provident Bank	6
Provident Benefit Plans	39
Provident Board Recommendation	56
Provident Bylaw Amendment	6
Provident Bylaws	6
Provident Certificate	6
Provident Common Stock	3
Provident Contract	44
Provident Designated Directors	62
Provident Disclosure Schedule	30
Provident Equity Awards	32
Provident ESOP	32
Provident Insiders	42
Provident Meeting	56
Provident Owned Properties	46
Provident Preferred Stock	32
Provident Qualified Plans	40
Provident Real Property	46
Provident Regulatory Agreement	45
Provident Reports	35
Provident Restricted Stock Unit Awards	32
Provident Share Issuance	14
Provident Stock Options	32
Provident Stock Plans	32
Provident Subsidiary	31
Recommendation Change	56
Regulatory Agencies	14
Representatives	63
Requisite Lakeland Vote	13
Requisite Provident Vote	33
Requisite Regulatory Approvals	54
S-4	14
Sarbanes-Oxley Act	15
SEC	14
Securities Act	15
Security Breach	23
Significant Subsidiaries	11

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Specified Order	25
SRO	14
Subsidiary	11
Surviving Bank	6
Surviving Corporation	1
Surviving Entity Plans	59
Takeover Statutes	28
Tax	19
Tax Return	19
Taxes	19
Termination Date	70
Termination Fee	71
Total Borrower Commitment	29

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 26, 2022 (this “Agreement”), by and among Provident Financial Services, Inc., a Delaware corporation (“Provident”), NL 239 Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Provident (“Merger Sub”), and Lakeland Bancorp, Inc., a New Jersey corporation (“Lakeland”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Provident, Merger Sub and Lakeland have determined that it is in the best interests of their respective companies and their stockholders and shareholders, as applicable, to consummate the strategic business combination transaction provided for herein, pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into Lakeland (the “Merger”), so that Lakeland is the surviving corporation (hereinafter sometimes referred to in such capacity, the “Interim Surviving Corporation”) in the Merger, and, as soon as reasonably practicable following the Merger and as part of a single integrated transaction for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), the Interim Surviving Corporation will, subject to the terms and conditions set forth herein, merge with and into Provident (the “Holdco Merger”), so that Provident is the surviving corporation in the Holdco Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, in furtherance thereof, the respective Boards of Directors of Provident, Merger Sub and Lakeland have approved this Agreement and the transactions contemplated hereby and, in the case of Provident, have resolved to submit the Provident Share Issuance to its stockholders for approval and to recommend that its stockholders approve the Provident Share Issuance and, in the case of Lakeland, have directed that this Agreement be submitted to a vote of its shareholders for approval and have recommended that its shareholders approve this Agreement;

WHEREAS, for federal income tax purposes, it is intended that the Merger and the Holdco Merger, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated hereby and also to prescribe certain conditions to the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”) and the New Jersey Business Corporation Act (the “NJBCA”), at the Effective Time, Merger Sub shall merge with and into Lakeland. Lakeland shall be the Interim Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of New Jersey. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place (a) by electronic exchange of documents at 10:00 a.m., New York City time, on a date which shall be no later than three (3) business days after all of the conditions set forth in Article VII hereof have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof); provided, however, that if all such conditions are satisfied or waived within the last seven (7) business days of a calendar month, then on the first business day of the succeeding calendar month; or (b) at such other date, time or place as Provident and Lakeland may mutually agree in writing after all of such conditions have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

1.3 Effective Time. The Merger shall become effective as set forth in the certificate of merger to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) and the certificate of merger to be filed with the New Jersey Department of the Treasury, Division of Revenue and Enterprise Services (the “New Jersey DORES”), respectively, on the Closing Date (the “Certificates of Merger”). The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificates of Merger.

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL, NJBCA and this Agreement.

1.5 Conversion of Lakeland Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Provident, Merger Sub, Lakeland or the holder of any securities of Provident or Lakeland:

(a) Subject to Section 2.2(e), each share of the common stock, no par value, of Lakeland (the “Lakeland Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of Lakeland Common Stock owned by Lakeland as treasury shares or owned by Lakeland or Provident (in each case other than shares of Lakeland Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Lakeland or Provident in respect of debts previously contracted), shall be converted into the right to receive 0.8319 of a share (the “Exchange Ratio” and such shares, the “Merger Consideration”) of the common stock, $0.01 par value, of Provident (the “Provident Common Stock”).

(b) All of the shares of Lakeland Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to an “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Lakeland Common Stock) previously representing any such shares of Lakeland Common Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of Provident Common Stock which such shares of Lakeland Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Lakeland Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Provident Common Stock or Lakeland Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give Provident and the holders of Lakeland Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit Lakeland or Provident to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Lakeland Common Stock owned by Lakeland as treasury shares or owned by Lakeland or Provident (in each case other than shares of Lakeland Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Lakeland or Provident in respect of debts previously contracted) shall be cancelled and shall cease to exist and no Provident Common Stock or other consideration shall be delivered in exchange therefor.

1.6 Merger Sub Stock. At and after the Effective Time, each share of common stock of Merger Sub, par value $0.01 per share (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall at the Effective Time be converted into and become one share of common stock, no par value, of the Interim Surviving Corporation.

1.7 Treatment of Lakeland Equity Awards

(a) Except as otherwise agreed between Lakeland and Provident, at the Effective Time, all outstanding restricted stock awards in respect of a share of Lakeland Common Stock under the Lakeland Stock Plans (each, a “Lakeland Restricted Stock Award”) granted prior to the date hereof shall, automatically and without any required action on the part of the holder thereof, accelerate in full and fully vest and shall be converted into, and become exchanged for the Merger Consideration within five (5) business days after the Effective Time (less applicable Taxes required to be withheld, if any, with respect to such vesting in accordance with Section 2.2(g)); provided, that if such time frame is not operationally feasible, each Lakeland Restricted Stock Unit Award shall be cancelled and converted into the right to receive the Merger Consideration as soon as reasonably practicable after the Effective Time.

(b) Except as otherwise agreed between Lakeland and Provident, at the Effective Time, (i) any vesting conditions applicable to each outstanding time or performance-based restricted stock unit award in respect of a share of Lakeland Common Stock granted under the Lakeland Stock Plans (a “Lakeland Restricted Stock Unit Award”), shall, automatically and without any required action on the part of the holder thereof, accelerate in full and fully vest, with any applicable performance-based vesting condition to be deemed achieved at “target level” (as defined in the applicable Lakeland Stock Plans), and (ii) each Lakeland Restricted Stock Unit Award shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive the Merger Consideration (less applicable Taxes required to be withheld, if any, with respect to such vesting in accordance with Section 2.2(g)) within five (5) business days after the Effective Time; provided, that if such time frame is not operationally feasible, each Lakeland Restricted Stock Unit Award shall be cancelled and converted into the right to receive the Merger Consideration as soon as reasonably practicable after the Effective Time.

(c) At or prior to the Effective Time, Lakeland, the Board of Directors of Lakeland or the compensation committee of the Board of Directors of Lakeland, as applicable, shall adopt any resolutions and take any actions that are necessary to (i) effectuate the treatment of the Lakeland Equity Awards consistent with the provisions of this Section 1.7 and (ii) cause the Lakeland Stock Plans to terminate at or prior to the Effective Time. Lakeland shall take all actions necessary to ensure that from and after the Effective Time, Provident will not be required to deliver shares of Lakeland Common Stock or other capital stock of Lakeland to any person pursuant to or in settlement of Lakeland Equity Awards.

(d) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Lakeland Equity Awards” means the Lakeland Restricted Stock Awards and the Lakeland Restricted Stock Unit Awards.

(ii) “Lakeland Stock Plans” means the Lakeland 2018 Omnibus Equity Incentive Plan and the Lakeland 2009 Equity Program.

1.8 Certificate of Incorporation of Interim Surviving Corporation. At the Effective Time, the Restated Certificate of Incorporation of Lakeland (the “Lakeland Certificate”), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Interim Surviving Corporation until thereafter amended in accordance with applicable law.

1.9 Bylaws of Interim Surviving Corporation. At the Effective Time, the Amended and Restated Bylaws of Lakeland (the “Lakeland Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Interim Surviving Corporation until thereafter amended in accordance with applicable law.

1.10 Directors and Officers of Interim Surviving Corporation. At the Effective Time, the directors and officers of Merger Sub as of immediately prior to the Effective Time shall, at and after the Effective Time, be the directors and officers, respectively, of the Interim Surviving Corporation, such individuals to serve in such capacities until such time as their respective successors shall have been duly elected or appointed and qualified or until their respective earlier death, resignation or removal from office.

1.11 Tax Consequences. It is intended that the Merger and the Holdco Merger, taken together, shall be treated as an integrated transaction described in Revenue Ruling 2001-46, 2001-2 C.B. 321, and shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

1.12 Holdco Merger.

(a) General. As soon as reasonably practicable following the Merger and as part of a single integrated transaction for U.S. federal income tax purposes, Provident shall cause the Interim Surviving Corporation to be, and the Interim Surviving Corporation shall be, merged with and into Provident in accordance with the DGCL and the NJBCA. Provident shall be the Surviving Corporation in the Holdco Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Holdco Merger, the separate corporate existence of the Interim Surviving Corporation shall terminate. Provident and the Interim Surviving Corporation shall enter into a separate agreement and plan of merger to effect the Holdco Merger immediately after the Effective Time.

(b) Holdco Merger Effective Time. Provident and the Interim Surviving Corporation shall cause to be filed a certificate of merger with the Delaware Secretary and a certificate of merger with the New Jersey DORES with respect to the Holdco Merger (together, the “Holdco Merger Certificates”). The Holdco Merger shall become effective at such date and time as specified in the Holdco Merger Certificates in accordance with the relevant provisions of the DGCL and the NJBCA, as applicable, or at such other date and time as shall be provided by applicable law (such date and time hereinafter referred to as the “Holdco Merger Effective Time”).

(c) Effects of the Holdco Merger. At and after the Holdco Merger Effective Time, the Holdco Merger shall have the effects set forth in the applicable provisions of the DGCL, NJBCA and this Agreement.

(d) Cancellation of Interim Surviving Corporation Stock. Each share of common stock, no par value, of the Interim Surviving Corporation, as well as each share of any other class or series of capital stock of the Interim Surviving Corporation, in each case that is issued and outstanding immediately prior to the Holdco Merger Effective Time, shall, at the Holdco Merger Effective Time, solely by virtue and as a result of the Holdco Merger and without any action on the part of any holder thereof, automatically be cancelled and retired for no consideration and shall cease to exist.

(e) Provident Stock. At and after the Holdco Merger Effective Time, each share of Provident Common Stock issued and outstanding immediately prior to the Holdco Merger Effective Time shall remain an issued and outstanding share of Provident Common Stock and shall not be affected by the Holdco Merger.

(f) Certificate of Incorporation of Surviving Corporation. At the Holdco Merger Effective Time, the Certificate of Incorporation of Provident (the “Provident Certificate”), as in effect immediately prior to the Holdco Merger Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable law.

(g) Bylaws of Surviving Corporation. At the Holdco Merger Effective Time, the Amended and Restated Bylaws of Provident (the “Provident Bylaws”) as in effect immediately prior to the Holdco Merger Effective Time (including as amended as set forth in Exhibit A) (such amendment, the “Provident Bylaw Amendment”), shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law.

(h) Directors and Officers of the Surviving Corporation. Subject to Section 6.13, at the Holdco Merger Effective Time, the directors and officers of Provident as of immediately prior to the Holdco Merger Effective Time shall, at and after the Holdco Merger Effective Time, be the directors and officers, respectively, of the Surviving Corporation, such individuals to serve in such capacities until such time as their respective successors shall have been duly elected or appointed and qualified or until their respective earlier death, resignation or removal from office.

1.13 Bank Merger. At a date and time following the Holdco Merger as determined by Provident, Lakeland Bank (“Lakeland Bank”), a New Jersey state-chartered commercial bank and a wholly-owned Subsidiary of Lakeland, will merge (the “Bank Merger”) with and into Provident Bank, a New Jersey state-chartered savings bank and a wholly-owned Subsidiary of Provident (“Provident Bank”). Provident Bank shall be the surviving entity in the Bank Merger (the “Surviving Bank”) and, following the Bank Merger, the separate corporate existence of Lakeland Bank shall cease. As soon as practical after the date of this Agreement, or on such later date as Provident and Lakeland may mutually agree, Provident and Lakeland shall cause Provident Bank and Lakeland Bank, respectively, to enter into an agreement and plan of merger in substantially the form set forth in Exhibit B (the “Bank Merger Agreement”). Each of Provident and Lakeland shall approve the Bank Merger Agreement and the Bank Merger as the sole stockholder of Provident Bank and Lakeland Bank, respectively, and Provident and Lakeland shall, and shall cause Provident Bank and Lakeland Bank, respectively, to execute certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) at the Bank Merger Effective Time. The Bank Merger shall become effective promptly following the Holdco Merger Effective Time or at such date and time as specified in the Bank Merger Agreement in accordance with applicable law (such date and time hereinafter referred to as the “Bank Merger Effective Time”).

ARTICLE II

EXCHANGE OF SHARES

2.1 Provident to Make Merger Consideration Available. At or prior to the Effective Time, Provident shall deposit, or shall cause to be deposited, with an exchange agent designated by Provident and acceptable to Lakeland (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) certificates or, at Provident’s option, evidence of shares in book-entry form (collectively, referred to herein as “New Certificates”), representing the shares of Provident Common Stock to be issued to holders of Lakeland Common Stock and (b) cash in lieu of any fractional shares (such cash and New Certificates, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.5 and paid pursuant to Section 2.2(a).

2.2 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Provident and Lakeland shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Lakeland Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of Provident Common Stock and any cash in lieu of fractional shares which the shares of Lakeland Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Provident Common Stock to which such holder of Lakeland Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Provident Common Stock which the shares of Lakeland Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b) No dividends or other distributions declared with respect to Provident Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Provident Common Stock which the shares of Lakeland Common Stock represented by such Old Certificate have been converted into the right to receive.

(c) If any New Certificate representing shares of Provident Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Provident Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of Lakeland of the shares of Lakeland Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Provident Common Stock, cash in lieu of fractional shares and dividends or distributions as provided in this Article II.

(e) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Provident Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Provident Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Provident. In lieu of the issuance of any such fractional share, Provident shall pay to each former holder of Lakeland Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Provident Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of Lakeland Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Provident Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f) Any portion of the Exchange Fund that remains unclaimed by the holders of Lakeland Common Stock for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former holders of Lakeland Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of Provident Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Provident Common Stock deliverable in respect of each former share of Lakeland Common Stock that such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Provident, Lakeland, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Lakeland Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Provident shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Provident Common Stock, any dividends or distributions payable pursuant to this Section 2.2 or any other consideration otherwise payable pursuant to this Agreement to any holder of Lakeland Common Stock or Lakeland Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of Tax law. To the extent that amounts are so withheld by Provident or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Lakeland Common Stock or Lakeland Equity Awards in respect of which the deduction and withholding was made by Provident or the Exchange Agent, as the case may be.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Provident or the Exchange Agent, the posting by such person of a bond in such amount as Provident or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Provident Common Stock and any cash in lieu of fractional shares, and dividends of distributions, deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF LAKELAND

Except (a) as disclosed in the disclosure schedule delivered by Lakeland to Provident concurrently herewith (the “Lakeland Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Lakeland Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Lakeland that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Lakeland Reports filed by Lakeland after January 1, 2021 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), Lakeland hereby represents and warrants to Provident and Merger Sub as follows:

3.1 Corporate Organization.

(a) Lakeland is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) that has elected to be treated as a financial holding company under the BHC Act. Lakeland has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Lakeland is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lakeland. As used in this Agreement, “Material Adverse Effect” means, with respect to Provident, Lakeland or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures) of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including any such changes arising out of the Pandemic or any Pandemic Measures), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) (it being understood and agreed that the foregoing in this subclause (E) shall not apply for purposes of the representations and warranties in Sections 3.3(b), 3.4, 3.11(j), 4.3(b), 4.4 or 4.11(j)) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred, except to the extent otherwise excepted by this proviso) or (G) the expenses incurred by Lakeland or Provident in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), (C) or (D) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or Covid-19, or any variants, evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; “Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a Pandemic; “Subsidiary,” when used with respect to any person, means any subsidiary of such person within the meaning ascribed to such term in either Rule 1-02 of Regulation S-X promulgated by the SEC or the BHC Act; and “Significant Subsidiaries” shall have the meaning ascribed to it in Rule 1-02 of Regulation S-X promulgated under the Exchange Act. True and complete copies of the Lakeland Certificate and the Lakeland Bylaws, as in effect as of the date of this Agreement, have previously been made available by Lakeland to Provident.

(b) Each Subsidiary of Lakeland (a “Lakeland Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Lakeland and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Lakeland to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Lakeland that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. There are no Subsidiaries of Lakeland other than Lakeland Bank that have or are required to have deposit insurance. Section 3.1(b) of the Lakeland Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Lakeland as of the date hereof. True and complete copies of the organizational documents of each Lakeland Subsidiary as in effect as of the date of this Agreement have previously been made available by Lakeland to Provident. There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of Lakeland other than the Lakeland Subsidiaries.

3.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Lakeland consists of 100,000,000 shares of Lakeland Common Stock and 1,000,000 shares of preferred stock, no par value (“Lakeland Preferred Stock”). As of September 23, 2022, there are (i) 64,803,724 shares of Lakeland Common Stock outstanding, including 17,722 shares of Lakeland Common Stock granted in respect of outstanding Lakeland Restricted Stock Awards, (ii) 131,035 shares of Lakeland Common Stock held in treasury, (iii) 918,527 shares of Lakeland Common Stock reserved for issuance pursuant to future grants under the Lakeland Stock Plans, (iv) 750,661 shares of Lakeland Common Stock reserved for issuance upon the settlement of outstanding time or performance-based Lakeland Restricted Stock Unit Awards (assuming any applicable performance goals are satisfied at the maximum level) and (v) no shares of Lakeland Preferred Stock outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since September 23, 2022 resulting from the exercise, vesting or settlement of any Lakeland Equity Awards described in the immediately preceding sentence, there are no other shares of capital stock or other equity or voting securities of Lakeland issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Lakeland Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Lakeland may vote. Except as set forth on Section 3.2(a) of the Lakeland Disclosure Schedule, no trust preferred or subordinated debt securities of Lakeland are issued or outstanding. Other than Lakeland Equity Awards issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in Lakeland, or contracts, commitments, understandings or arrangements by which Lakeland may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Lakeland, or that otherwise obligate Lakeland to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Lakeland is a party or is bound with respect to the voting or transfer of Lakeland Common Stock or other equity interests of Lakeland.

(b) Lakeland owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Lakeland Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Lakeland Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) Lakeland has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger, the Holdco Merger and the Bank Merger) have been duly and validly approved by the Board of Directors of Lakeland. The Board of Directors of Lakeland has determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable to and in the best interests of Lakeland and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to a vote of the Lakeland’s shareholders at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for (i) the approval of this Agreement by the affirmative vote of a majority of the votes cast by the holders of outstanding shares of Lakeland Common Stock entitled to vote on this Agreement (the “Requisite Lakeland Vote”), (ii) the authorization of the execution of the Bank Merger Agreement by the Board of Directors of Lakeland Bank and the approval of the Bank Merger Agreement by Lakeland as Lakeland Bank’s sole stockholder and (iii) if applicable, an advisory (non-binding) vote on the compensation that may be paid or become payable to Lakeland’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement, no other corporate proceedings on the part of Lakeland are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Lakeland and (assuming due authorization, execution and delivery by Provident and Merger Sub) constitutes a valid and binding obligation of Lakeland, enforceable against Lakeland in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by Lakeland nor the consummation by Lakeland of the transactions contemplated hereby (including the Merger, the Holdco Merger and the Bank Merger), nor compliance by Lakeland with any of the terms or provisions hereof, will (i) violate any provision of the Lakeland Certificate or the Lakeland Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Lakeland or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Lakeland or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Lakeland or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lakeland.

3.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE and the NASDAQ Global Select Market (“NASDAQ”), (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the FDIC, including under the Bank Merger Act (12 USC 1828(c)) and approval of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the New Jersey Department of Banking and Insurance (the “NJDBI”) and approval of such applications, filings and notices, (e) the filing of any required applications, filings or notices with any state banking or insurance authorities listed on Section 3.4 of the Lakeland Disclosure Schedule or Section 4.4 of the Provident Disclosure Schedule and approval of such applications, filings and notices, (f) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of Lakeland’s shareholders and Provident’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Provident in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration of effectiveness of the S-4, (g) the filing of the Certificates of Merger with the Delaware Secretary pursuant to the DGCL and with the New Jersey DORES pursuant to the NJBCA and the filing of the Holdco Merger Certificates with the Delaware Secretary pursuant to the DGCL and with the New Jersey DORES pursuant to the NJBCA, as applicable, and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Provident Common Stock pursuant to this Agreement (the “Provident Share Issuance”) and the approval of the listing of such Provident Common Stock on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Lakeland of this Agreement or (ii) the consummation by Lakeland of the Merger and the other transactions contemplated hereby (including the Holdco Merger and the Bank Merger). As of the date hereof, Lakeland is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger, the Holdco Merger and the Bank Merger on a timely basis.

3.5 Reports.

(a) Lakeland and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2020 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the NJDBI, (vi) any foreign regulatory authority and (vii) any self-regulatory organization (an “SRO”) ((i) – (vii), collectively, “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lakeland. Subject to Section 9.14, except as set forth on Section 3.5(a) of the Lakeland Disclosure Schedule (i) other than normal examinations conducted by a Regulatory Agency in the ordinary course of business of Lakeland and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Lakeland, investigation into the business or operations of Lakeland or any of its Subsidiaries since January 1, 2020, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Lakeland or any of its Subsidiaries, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Lakeland or any of its Subsidiaries since January 1, 2020, in the case of each of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lakeland.

(b) An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by Lakeland to the SEC since December 31, 2019 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Lakeland Reports”) is publicly available. No such Lakeland Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Lakeland Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Lakeland has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Lakeland Reports.

3.6 Financial Statements.

(a) The financial statements of Lakeland and its Subsidiaries included (or incorporated by reference) in the Lakeland Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Lakeland and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Lakeland and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Lakeland and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2018, no independent public accounting firm of Lakeland has resigned (or informed Lakeland that it intends to resign) or been dismissed as independent public accountants of Lakeland as a result of, or in connection with, any disagreements with Lakeland on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The financial statements of Lakeland Bank included in the consolidated reports of condition and income (call reports) of Lakeland Bank complied, as of their respective dates of filing with the FDIC, in all material respects with applicable accounting requirements and with the published instructions of the Federal Financial Institutions Examination Council with respect thereto.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lakeland, neither Lakeland nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Lakeland included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 (including any notes thereto) and for liabilities incurred in the ordinary course of business since June 30, 2022, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Lakeland and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Lakeland or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Lakeland. Lakeland (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Lakeland, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Lakeland by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Lakeland’s outside auditors and the audit committee of Lakeland’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect Lakeland’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of Lakeland, any fraud, whether or not material, that involves management or other employees who have a significant role in Lakeland’s internal controls over financial reporting. Any such disclosures were made in writing by management to Lakeland’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available to Provident. To the knowledge of Lakeland, there is no reason to believe that Lakeland’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due and for so long as this Agreement continues in existence.

(d) Since January 1, 2020, (i) neither Lakeland nor any of its Subsidiaries, nor, to the knowledge of Lakeland, any director, officer, auditor, accountant or representative of Lakeland or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Lakeland or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Lakeland or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Lakeland or any of its Subsidiaries, whether or not employed by Lakeland or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Lakeland or any of its officers, directors, employees or agents to the Board of Directors of Lakeland or any committee thereof or, to the knowledge of Lakeland, to any director or officer of Lakeland.

3.7 Broker’s Fees. With the exception of the engagement of Keefe, Bruyette & Woods, Inc., a Stifel Company (“KBW”), neither Lakeland nor any Lakeland Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement. Lakeland has disclosed to Provident as of the date hereof the aggregate fees provided for in connection with the engagement by Lakeland of KBW related to the Merger and the other transactions contemplated hereby.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2021, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lakeland.

(b) Except as set forth on Section 3.8(b) of the Lakeland Disclosure Schedule and in connection with the transactions contemplated by this Agreement, since December 31, 2021, Lakeland and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9 Legal Proceedings.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Lakeland, neither Lakeland nor any of its Subsidiaries is a party to any, and there are no pending or, to Lakeland’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Lakeland or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Lakeland, any of its Subsidiaries or the assets of Lakeland or any of its Subsidiaries (or that, upon consummation of the Merger and the Holdco Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to Lakeland and its Subsidiaries, taken as a whole.

(c) To the extent that Lakeland enters into any Specified Order, from and after the date of such Specified Order, Lakeland has not (i) taken any action that violates, or fails in any material respect to comply with, such Specified Order or (ii) agreed to, or made any commitment to, take any such action.

3.10 Taxes and Tax Returns.

(a) Each of Lakeland and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Lakeland nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Lakeland and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Lakeland and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Lakeland nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Lakeland and its Subsidiaries for all years to and including 2019 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Lakeland nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Lakeland and its Subsidiaries or the assets of Lakeland and its Subsidiaries. Lakeland has made available to Provident true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Lakeland nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Lakeland and its Subsidiaries). Neither Lakeland nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Lakeland) or (ii) has any liability for the Taxes of any person (other than Lakeland or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Lakeland nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a

“controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Lakeland nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). At no time during the past five (5) years has Lakeland been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither Lakeland nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of (i) any change in accounting method made before the Closing under Section 481(c) of the Code (or any similar provision of state, local or foreign law), (ii) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign law) entered into prior to the Closing, (iii) installment sale or open transaction disposition or intercompany transaction made on or prior to the Closing, (iv) prepaid amount received on or prior to the Closing, (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local law) existing on or prior to the Closing or (vi) the deferral of any Tax obligations pursuant to the CARES Act or similar statutory relief, in each case, as a result of any action or transaction occurring prior to the Closing.

(b) As used in this Agreement, “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c) As used in this Agreement, “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11 Employees and Employee Benefit Plans.

(a) Section 3.11(a) of the Lakeland Disclosure Schedule lists all material Lakeland Benefit Plans. For purposes of this Agreement, “Lakeland Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, Lakeland or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Lakeland or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.

(b) Lakeland has heretofore made available to Provident true and complete copies of (i) each material Lakeland Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such Lakeland Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination letter, if any, relating to such Lakeland Benefit Plan, (D) the most recently prepared actuarial report for each Lakeland Benefit Plan (if applicable), and (E) all material non-routine correspondence to or from any Governmental Entity received in the last three (3) years with respect to such Lakeland Benefit Plan.

(c) Each Lakeland Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(d) For each Lakeland Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Lakeland Qualified Plans”), the IRS has issued a favorable determination letter or advisory opinion with respect to each Lakeland Qualified Plan and the related trust, and, to the knowledge of Lakeland, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Lakeland Qualified Plan or the related trust.

(e) With respect to each Lakeland Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such Lakeland Benefit Plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by Lakeland or any of its Subsidiaries, and (v) the PBGC has not instituted proceedings to terminate any such PBGC Benefit Plan. No Controlled Group Liability has been incurred by Lakeland or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of Lakeland, no condition exists that presents a material risk to Lakeland or its ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Lakeland and its Subsidiaries. For purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code, and (4) as a result of a failure to comply with the continuing coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(f) None of Lakeland, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Lakeland, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any material liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple

Employer Plan that has not been satisfied in full. For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(g) Except as set forth on Section 3.11(g) of the Lakeland Disclosure Schedule, neither Lakeland nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code.

(h) All contributions required to be made to any Lakeland Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Lakeland Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Lakeland, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Lakeland and its Subsidiaries.

(i) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Lakeland’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Lakeland Benefit Plans, any fiduciaries thereof with respect to their duties to the Lakeland Benefit Plans or the assets of any of the trusts under any of the Lakeland Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Lakeland and its Subsidiaries.

(j) Except as set forth on Section 3.11(j) of the Lakeland Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, officer, director or individual independent contractor of Lakeland or any of its Subsidiaries to any payment or benefit, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of Lakeland or any of its Subsidiaries, (iii) accelerate the timing of or cause Lakeland or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Lakeland Benefit Plan, (iv) result in any limitation on the right of Lakeland or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Lakeland Benefit Plan or related trust, or (v) result in any amount paid or payable (whether in cash, in property, or in the form of benefits) by Lakeland or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) that will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k) Except as set forth on Section 3.11(k) of the Lakeland Disclosure Schedule, neither Lakeland nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Sections 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).

(l) No Lakeland Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of Lakeland or any of its Subsidiaries who reside or work outside of the United States.

(m) There are no pending or, to the knowledge of Lakeland, threatened material labor grievances or material unfair labor practice claims or charges against Lakeland or any of its Subsidiaries, or any strikes or other material labor disputes against Lakeland or any of its Subsidiaries. Neither Lakeland nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Lakeland or any of its Subsidiaries and, to the knowledge of Lakeland, there are no organizing efforts by any union or other group seeking to represent any employees of Lakeland and its Subsidiaries.

(n) Lakeland and its Subsidiaries are in compliance in all material respects with, and since December 31, 2019 have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(o) (i) No written allegations of sexual or racial harassment or sexual or race-based misconduct have been made since December 31, 2019 against any individual in his or her capacity as a Lakeland Insider, (ii) since December 31, 2019, neither Lakeland nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any Lakeland Insiders, and (iii) there are no proceedings currently pending or, to the knowledge of Lakeland, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any individual in his or her capacity as a Lakeland Insider.

3.12 Compliance with Applicable Law. Lakeland and each of its Subsidiaries hold, and have at all times since December 31, 2019, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lakeland, and, to the knowledge of Lakeland, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Lakeland and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Lakeland or any of its Subsidiaries. Each of Lakeland’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better, and no such Subsidiary anticipates that a current “satisfactory” or better rating will be reduced. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Lakeland, to the knowledge of Lakeland, no director, officer, employee, agent or other person acting on behalf of Lakeland or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Lakeland or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Lakeland or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Lakeland or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Lakeland or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Lakeland or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Lakeland or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Lakeland maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law (“Personal Data”) against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of Lakeland, Lakeland has not experienced any Security Breach that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Lakeland. To the knowledge of Lakeland, there are no data security or other technological vulnerabilities with respect to Lakeland’s information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Lakeland. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lakeland: (i) Lakeland Bank has complied with all requirements of the Coronavirus Aid, Relief, and Economic Security (CARES) Act (the “CARES Act”) and the Paycheck Protection Program, including applicable guidance, in connection with its participation in the Paycheck Protection Program; and (ii) Lakeland Bank is not the subject of any pending or, to the knowledge of Lakeland, threatened investigations related to fraud in connection with participation in the Paycheck Protection Program or Paycheck Protection Program loans. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lakeland: (i) Lakeland and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Lakeland, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

3.13 Certain Contracts.

(a) Except as set forth in Section 3.13(a) of the Lakeland Disclosure Schedule or as filed with or incorporated into any Lakeland Report filed prior to the date hereof, as of the date hereof, neither Lakeland nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any Lakeland Benefit Plan): (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) which contains a provision that materially restricts the conduct of any line of business by Lakeland or any of its Subsidiaries or upon consummation of the transactions contemplated by this Agreement will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect); (iii) which is a collective bargaining agreement or similar agreement with any labor organization; (iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Lakeland Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lakeland; (v) (A) that relates to the incurrence of indebtedness by Lakeland or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business), (B) that provides for the guarantee, support, assumption or endorsement by Lakeland or any of its Subsidiaries of, or any similar commitment by Lakeland or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $250,000 or more, or (C) that provides for any material indemnification or similar obligations on the part of Lakeland or any of its Subsidiaries; (vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Lakeland or its Subsidiaries, taken as a whole; (vii) which creates future payment obligations in excess of $500,000 per annum other than any such contracts which are terminable by Lakeland or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than extensions of credit, other customary banking products offered by Lakeland or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business; (viii) that is a settlement, consent or similar agreement and contains any material continuing obligations of Lakeland or any of its Subsidiaries; or (ix) that relates to the acquisition or disposition of any person, business or asset and under which Lakeland or its Subsidiaries have or may have a material obligation or liability. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a) (excluding any Lakeland Benefit Plan), whether or not set forth in the Lakeland Disclosure Schedule, is referred to herein as a “Lakeland Contract.” Lakeland has made available to Provident true, correct and complete copies of each Lakeland Contract in effect as of the date hereof.

(b) In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lakeland, (i) each Lakeland Contract is valid and binding on Lakeland or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Lakeland and each of its Subsidiaries has complied with and performed all obligations required to be performed by it to date under each Lakeland Contract, (iii) to the knowledge of Lakeland, each third-party counterparty to each Lakeland Contract has complied with and performed all obligations required to be performed by it to date under such Lakeland Contract, (iv) Lakeland does not have knowledge of, and has not received notice of, any violation of any Lakeland Contract by any of the other parties thereto, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of Lakeland or any of its Subsidiaries, or to the knowledge of Lakeland, any other party thereto, of or under any such Lakeland Contract and (vi) no third-party counterparty to any Lakeland Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Lakeland Contract as a result of the Pandemic or the Pandemic Measures.

3.14 Agreements with Regulatory Agencies. Subject to Section 9.14, other than any order entered into by Lakeland Bank with the U.S. Department of Justice relating to violations or alleged violations of, or compliance with, fair lending laws and regulations (a “Specified Order”), neither Lakeland nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2020, a recipient of any supervisory letter from, or since January 1, 2020, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Lakeland Disclosure Schedule, a “Lakeland Regulatory Agreement”), nor has Lakeland or any of its Subsidiaries been advised in writing, or to Lakeland’s knowledge, orally, since January 1, 2020, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Lakeland Regulatory Agreement, nor does Lakeland believe that any such Lakeland Regulatory Agreement is likely to be initiated, ordered or requested.

3.15 Risk Management Instruments. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Lakeland, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Lakeland, any of its Subsidiaries or for the account of a customer of Lakeland or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Lakeland or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect; and (b) Lakeland and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Lakeland’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Lakeland, Lakeland and its Subsidiaries are in compliance, and have complied since January 1, 2020, with each federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Lakeland, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Lakeland or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Lakeland, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lakeland. To the knowledge of Lakeland, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lakeland.

3.17 Investment Securities and Commodities.

(a) Each of Lakeland and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the financial statements included in the Lakeland Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Lakeland or its Subsidiaries. Such securities and commodities are valued on the books of Lakeland in accordance with GAAP in all material respects.

(b) Lakeland and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Lakeland believes are prudent and reasonable in the context of such businesses, and Lakeland and its Subsidiaries have, since January 1, 2019, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, Lakeland has made available to Provident the material terms of such policies, practices and procedures.

3.18 Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Lakeland, (a) Lakeland or a Lakeland Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Lakeland Reports as being owned by Lakeland or a Lakeland Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Lakeland Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (iv), collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Lakeland Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with Lakeland Owned Properties, the “Lakeland Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Lakeland, the lessor. There are no pending or, to the knowledge of Lakeland, threatened condemnation proceedings against Lakeland Real Property.

3.19 Intellectual Property. Lakeland and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Lakeland, (a) (i) to the knowledge of Lakeland, the use of any Intellectual Property by Lakeland and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Lakeland or any Lakeland Subsidiary acquired the right to use any Intellectual Property, and (ii) to the knowledge of Lakeland, no person has asserted in writing to Lakeland that Lakeland or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of Lakeland, infringing on or otherwise violating, any right of Lakeland or any of its Subsidiaries with respect to any Intellectual Property owned by Lakeland or its Subsidiaries, and (c) neither Lakeland nor any Lakeland Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Lakeland or any Lakeland Subsidiary, and Lakeland and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Lakeland and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyright registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.20 Related Party Transactions. Except as set forth in Section 3.20 of the Lakeland Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Lakeland or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Lakeland or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Lakeland Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Lakeland) on the other hand, of the type required to be reported in any Lakeland Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.

3.21 State Takeover Laws. The Board of Directors of Lakeland has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the New Jersey Shareholders’ Protection Act and any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law or similar provision of the Lakeland Certificate or Lakeland Bylaws (any of the foregoing, together with any similar provisions of law applicable to Provident and provisions of the Provident Certificate, Provident Bylaws, Merger Sub Certificate or Merger Sub Bylaws, “Takeover Statutes”). In accordance with Section 14A:11-1 of the NJBCA, no appraisal or dissenters’ rights will be available to the holders of Lakeland Common Stock in connection with the Merger.

3.22 Reorganization. Lakeland has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger and the Holdco Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23 Opinions. Prior to the execution of this Agreement, the Board of Directors of Lakeland has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of KBW to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of Lakeland Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24 Lakeland Information. The information relating to Lakeland and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to Lakeland and its Subsidiaries that is provided by Lakeland or its representatives for inclusion in any other document filed with any Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Provident or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to Provident or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

3.25 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 3.25(a) of the Lakeland Disclosure Schedule, neither Lakeland nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) with any borrower (each, a “Borrower”) in which Lakeland or any Subsidiary of Lakeland is a creditor which as of August 31, 2022, had an outstanding balance plus unfunded commitments, if any (collectively, the “Total Borrower Commitment”), of $10,000,000 or more and under the terms of which the Borrower was, as of August 31, 2022, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 3.25(a) of the Lakeland Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Lakeland and its Subsidiaries that, as of August 31, 2022, had an outstanding balance of $20,000,000 or more and were classified by Lakeland as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Lakeland or any of its Subsidiaries that, as of August 31, 2022, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Lakeland, each Loan of Lakeland and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Lakeland and its Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Lakeland, each outstanding Loan of Lakeland or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Lakeland and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

3.26 Insurance.

(a) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Lakeland, Lakeland and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Lakeland reasonably has determined to be prudent and consistent with industry practice, and Lakeland and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Lakeland and its Subsidiaries, Lakeland or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

(b) Section 3.26(b) of the Lakeland Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Lakeland Bank or its Subsidiaries, including the value of its BOLI. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in Lakeland Reports in accordance with GAAP.

3.27 Information Security. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Lakeland, to the knowledge of Lakeland, since January 1, 2020, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Lakeland and its Subsidiaries.

3.28 Subordinated Indebtedness. Lakeland has performed, or has caused its applicable Subsidiary to perform, all of the obligations required to be performed by it and its Subsidiaries and is not in default under the terms of the indebtedness or other instruments related thereto set forth on Section 6.19 of the Lakeland Disclosure Schedule, including any indentures, junior subordinated debentures or trust preferred securities or any agreements related thereto.

3.29 No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.

(a) No Lakeland Subsidiary is required to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

(b) No Lakeland Subsidiary is a broker-dealer or is required to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act, and no employee of a Subsidiary of Lakeland is required to be registered, licensed or qualified as a registered representative of a broker-dealer under, and in compliance with, applicable law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PROVIDENT AND MERGER SUB

Except (a) as disclosed in the disclosure schedule delivered by Provident to Lakeland concurrently herewith (the “Provident Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Provident Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Provident or Merger Sub that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Provident Reports filed by Provident after January 1, 2021 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), Provident and Merger Sub hereby represent and warrant to Lakeland as follows:

4.1 Corporate Organization.

(a) Provident is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the BHC Act that has elected to be treated as a financial holding company under the BHC Act. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Provident and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Provident and Merger Sub is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Provident. True and complete copies of the Provident Certificate, Provident Bylaws, certificate of incorporation of Merger Sub (the “Merger Sub Certificate”) and bylaws of Merger Sub (the “Merger Sub Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Provident to Lakeland.

(b) Each Subsidiary of Provident (a “Provident Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Provident, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Provident to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Provident that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. There are no Subsidiaries of Provident other than Provident

Bank that have or are required to have deposit insurance. Section 4.1(b) of the Provident Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Provident as of the date hereof. True and complete copies of the organizational documents of each Provident Subsidiary as in effect as of the date of this Agreement have previously been made available by Provident to Lakeland. There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of Provident other than the Provident Subsidiaries.

4.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Provident consists of 200,000,000 shares of Provident Common Stock and 50,000,000 shares of preferred stock, $0.01 par value (the “Provident Preferred Stock”). As of September 23, 2022, there are (i) 75,277,065 shares of Provident Common Stock outstanding (including shares held in the Provident Employee Stock Ownership Plan (the “Provident ESOP”) trust), (ii) 7,931,946 shares of Provident Common Stock held in treasury, including 1,382,282 shares of Provident Common Stock reserved for issuance pursuant to future grants under the Provident Stock Plans, (iii) no shares of Provident Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Provident Common Stock granted under the Provident Stock Plans (“Provident Stock Options”), (iv) 249,756 shares of Provident Common Stock reserved for issuance upon the settlement of outstanding time or performance-based restricted stock unit awards (assuming any applicable performance goals are satisfied at the maximum level) under the Provident Stock Plans (“Provident Restricted Stock Unit Awards” and, together with the Provident Stock Options, the “Provident Equity Awards”) and (v) no shares of Provident Preferred Stock outstanding. The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock, all of which are issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since September 23, 2022 resulting from the exercise, vesting or settlement of any Provident Equity Awards described in the immediately preceding sentence, there are no other shares of capital stock or other equity or voting securities of Provident or Merger Sub issued, reserved for issuance or outstanding. As used herein, the “Provident Stock Plans” means the Provident 2019 Long-Term Equity Incentive Plan and the Provident Amended and Restated Long-Term Equity Incentive Plan. All of the issued and outstanding shares of Provident Common Stock and Merger Sub Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Provident or Merger Sub may vote. Except as set forth on Section 4.2(a) of the Provident Disclosure Schedule, no trust preferred or subordinated debt securities of Provident are issued or outstanding. Other than Provident Equity Awards issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in Provident or Merger Sub, or contracts, commitments, understandings or arrangements by which Provident or Merger Sub may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Provident or Merger, or that otherwise obligate Provident or Merger Sub to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Provident or Merger Sub is a party or is bound with respect to the voting or transfer of Provident Common Stock or Merger Sub Common Stock or other equity interests of Provident or Merger Sub.

(b) Provident owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Provident Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Provident Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) Each of Provident and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Provident and Merger Sub and by Provident, as the sole stockholder of Merger Sub. The Board of Directors of Provident has determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable to and in the best interests of Provident and its stockholders, adopted, approved and declared advisable this Agreement and the transactions contemplated hereby (including the Merger and the Provident Share Issuance), has directed that the Provident Share Issuance be submitted to Provident’s stockholders for approval at a meeting of such stockholders, has recommended that its stockholders approve the Provident Share Issuance and has adopted resolutions to the foregoing effect. The Board of Directors of Merger Sub has determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable to and in the best interests of Merger Sub and its sole stockholder, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger and the Holdco Merger), has directed that this Agreement be submitted to Merger Sub’s sole stockholder for approval, and has adopted resolutions to the foregoing effect. Except for (i) the approval of the Provident Share Issuance by a majority of all the votes cast by the holders of outstanding Provident Common Stock at a meeting of the stockholders of Provident at which a quorum exists (the approval in clause (i), the “Requisite Provident Vote”), (ii) the authorization of the execution of the Bank Merger Agreement by the Board of Directors of Provident Bank and the approval of the Bank Merger Agreement by Provident as Provident Bank’s sole stockholder, (iii) if applicable, an advisory (non-binding) vote on the compensation that may be paid or become payable to Provident’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement and (iv) the adoption of resolutions to give effect to the provisions of Section 6.13 in connection with the Closing, no other corporate proceedings on the part of Provident or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Provident and Merger Sub and (assuming due authorization, execution and delivery by Lakeland) constitutes a valid and binding obligation of Provident and Merger Sub, enforceable against Provident and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Provident Common Stock to be issued in the Merger have been validly authorized (subject to receipt of the Requisite Provident Vote), when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Provident will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by Provident or Merger Sub, nor the consummation by Provident or Merger Sub of the transactions contemplated hereby (including the Merger, the Holdco Merger, the Bank Merger and the Provident Share Issuance), nor compliance by Provident or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Provident Certificate, Provident Bylaws, Merger Sub Certificate or Merger Sub Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Provident, Merger Sub, any of the Provident Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Provident, Merger Sub or any of the Provident Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Provident, Merger Sub or any of the Provident Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Provident.

4.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE and NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the FDIC, including under the Bank Merger Act (12 USC 1828(c)) and approval of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the NJDBI and approval of such applications, filings and notices, (e) the filing of any required applications, filings or notices with any state banking or insurance authorities listed on Section 3.4 of the Lakeland Disclosure Schedule or Section 4.4 of the Provident Disclosure Schedule and approval of such applications, filings and notices, (f) the filing with the SEC of the Joint Proxy Statement and of the S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (g) the filing of the Certificates of Merger with the Delaware Secretary pursuant to the DGCL and with the New Jersey DORES pursuant to the

NJBCA and the filing of the Holdco Merger Certificates with the Delaware Secretary pursuant to the DGCL and with the New Jersey DORES pursuant to the NJBCA, as applicable, and the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the Provident Share Issuance, and the approval of the listing of the Provident Common Stock to be issued in the Provident Share Issuance on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Provident and Merger Sub of this Agreement or (ii) the consummation by Provident, Merger Sub and Provident Bank of the Merger and the other transactions contemplated hereby (including the Holdco Merger, the Bank Merger and the Provident Share Issuance). As of the date hereof, each of Provident and Merger Sub is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger, the Holdco Merger, the Bank Merger or the Provident Share Issuance on a timely basis.

4.5 Reports.

(a) Provident and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2020 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Provident. Subject to Section 9.14, except as set forth on Section 4.5(a) of the Provident Disclosure Schedule, (i) other than normal examinations conducted by a Regulatory Agency in the ordinary course of business of Provident and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Provident, investigation into the business or operations of Provident or any of its Subsidiaries since January 1, 2020, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Provident or any of its Subsidiaries, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Provident or any of its Subsidiaries since January 1, 2020; in the case of each of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Provident.

(b) An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by Provident to the SEC since December 31, 2019 pursuant to the Securities Act or the Exchange Act (the “Provident Reports”) is publicly available. No such Provident Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Provident Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Provident has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Provident Reports.

4.6 Financial Statements.

(a) The financial statements of Provident and its Subsidiaries included (or incorporated by reference) in the Provident Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Provident and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Provident and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Provident and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2018, no independent public accounting firm of Provident has resigned (or informed Provident that it intends to resign) or been dismissed as independent public accountants of Provident as a result of, or in connection with, any disagreements with Provident on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The financial statements of Provident Bank included in the consolidated reports of condition and income (call reports) of Provident Bank complied, as of their respective dates of filing with the FDIC, in all material respects with applicable accounting requirements and with the published instructions of the Federal Financial Institutions Examination Council with respect thereto.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Provident, neither Provident nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Provident included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 (including any notes thereto) and for liabilities incurred in the ordinary course of business since June 30, 2022, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Provident and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Provident or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Provident. Provident (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Provident, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Provident by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Provident’s outside auditors and the audit committee of Provident’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect Provident’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of Provident, any fraud, whether or not material, that involves management or other employees who have a significant role in Provident’s internal controls over financial reporting. Any such disclosures were made in writing by management to Provident’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available to Lakeland. To the knowledge of Provident, there is no reason to believe that Provident’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due and for so long as this Agreement continues in existence.

(d) Since January 1, 2020, (i) neither Provident nor any of its Subsidiaries, nor, to the knowledge of Provident, any director, officer, auditor, accountant or representative of Provident or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Provident or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Provident or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Provident or any of its Subsidiaries, whether or not employed by Provident or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Provident or any of its officers, directors, employees or agents to the Board of Directors of Provident or any committee thereof or, to the knowledge of Provident, to any director or officer of Provident.

4.7 Broker’s Fees. With the exception of the engagement of Piper Sandler & Co. (“Piper Sandler”), neither Provident nor any Provident Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement. Provident has disclosed to Lakeland as of the date hereof the aggregate fees provided for in connection with the engagement by Provident of Piper Sandler related to the Merger and the other transactions contemplated hereby.

4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2021, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Provident.

(b) Except as set forth on Section 4.8(b) of the Provident Disclosure Schedule and in connection with the transactions contemplated by this Agreement, since December 31, 2021, Provident and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9 Legal Proceedings.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Provident, neither Provident nor any of its Subsidiaries is a party to any, and there are no pending or, to Provident’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Provident or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Provident, any of its Subsidiaries or the assets of Provident or any of its Subsidiaries (or that, upon consummation of the Merger and the Holdco Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to Provident and its Subsidiaries, taken as a whole.

4.10 Taxes and Tax Returns. Each of Provident and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Provident nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Provident and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of Provident and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither Provident nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of Provident and its Subsidiaries for all years to and including 2019 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Provident nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Provident and its Subsidiaries or the assets of Provident and its Subsidiaries. Provident has made available to Lakeland true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Provident nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Provident and its Subsidiaries). Neither Provident nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Provident) or (ii) has any liability for the Taxes of any person (other than Provident or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Provident nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Provident nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). At no time during the past five (5) years has Provident been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither Provident nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of (i) any change in accounting method made before the Closing under Section 481(c) of the Code (or any similar provision of state, local or foreign law), (ii) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign law) entered into prior to the Closing, (iii) installment sale or open transaction disposition or intercompany transaction made on or prior to the Closing, (iv) prepaid amount received on or prior to the Closing, (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local law) existing on or prior to the Closing or (vi) the deferral of any Tax obligations pursuant to the CARES Act or similar statutory relief, in each case, as a result of any action or transaction occurring prior to the Closing.

4.11 Employees and Employee Benefit Plans.

(a) Section 4.11(a) of the Provident Disclosure Schedule lists all material Provident Benefit Plans. For purposes of this Agreement, “Provident Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, Provident or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Provident or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.

(b) Provident has heretofore made available to Lakeland true and complete copies of (i) each material Provident Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such Provident Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination letter, if any, relating to such Provident Benefit Plan, (D) the most recently prepared actuarial report for each Provident Benefit Plan (if applicable), and (E) all material non-routine correspondence to or from any Governmental Entity received in the last three (3) years with respect to such Provident Benefit Plan.

(c) Each Provident Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(d) For each Provident Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Provident Qualified Plans”), the IRS has issued a favorable determination letter or advisory opinion with respect to each Provident Qualified Plan and the related trust, and, to the knowledge of Provident, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Provident Qualified Plan or the related trust.

(e) With respect to each Provident Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such Provident Benefit Plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums to the PBGC have been timely paid in full, (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by Provident or any of its Subsidiaries, and (v) the PBGC has not instituted proceedings to terminate any such Provident Benefit Plan. No Controlled Group Liability has been incurred by Provident or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of Provident, no condition exists that presents a material risk to Provident or its ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Provident and its Subsidiaries.

(f) None of the Provident, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan, and none of Provident, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any material liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple Employer Plan that has not been satisfied in full.

(g) Neither Provident nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code.

(h) All contributions required to be made to any Provident Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Provident Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Provident, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Provident and its Subsidiaries.

(i) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Provident’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Provident Benefit Plans, any fiduciaries thereof with respect to their duties to the Provident Benefit Plans or the assets of any of the trusts under any of the Provident Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Provident and its Subsidiaries.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, officer, director or individual independent contractor of Provident or any of its Subsidiaries to any payment or benefit, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of Provident or any of its Subsidiaries, (iii) accelerate the timing of or cause Provident or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Provident Benefit Plan, (iv) result in any limitation on the right of Provident or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Provident Benefit Plan or related trust, or (v) result in any amount paid or payable (whether in cash, in property, or in the form of benefits) by Provident or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) that will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k) Neither Provident nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Sections 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).

(l) No Provident Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of Provident or any of its Subsidiaries who reside or work outside of the United States.

(m) There are no pending or, to the knowledge of Provident, threatened material labor grievances or material unfair labor practice claims or charges against Provident or any of its Subsidiaries, or any strikes or other material labor disputes against Provident or any of its Subsidiaries. Neither Provident nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Provident or any of its Subsidiaries and, to the knowledge of Provident, there are no organizing efforts by any union or other group seeking to represent any employees of Provident and its Subsidiaries.

(n) Provident and its Subsidiaries are in compliance in all material respects with, and since December 31, 2019 have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(o) (i) No written allegations of sexual or racial harassment or sexual or race-based misconduct have been made since December 31, 2019 against any individual in his or her capacity as an officer or director of Provident subject to the reporting requirements of Section 16(a) of the Exchange Act (“Provident Insiders”), (ii) since December 31, 2019, neither Provident nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any Provident Insiders, and (iii) there are no proceedings currently pending or, to the knowledge of Provident, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any individual in his or her capacity as a Provident Insider.

4.12 Compliance with Applicable Law. Provident and each of its Subsidiaries hold, and have at all times since December 31, 2019, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Provident, and, to the knowledge of Provident, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Provident and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Provident or any of its Subsidiaries. Each of Provident’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better, and no such Subsidiary anticipates that a current “satisfactory” or better rating will be reduced. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Provident, to the knowledge of Provident, no director, officer, employee, agent or other person acting on behalf of Provident or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Provident or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Provident or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Provident or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Provident or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Provident or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Provident or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Provident maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any Security Breach. To the knowledge of Provident, Provident has not experienced any Security Breach that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Provident. To the knowledge of Provident, there are no data security or other technological vulnerabilities with respect to Provident information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Provident. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Provident: (i) Provident Bank has complied with all requirements of the CARES Act and the Paycheck Protection Program, including applicable guidance, in connection with its participation in the Paycheck Protection Program; and (ii) Provident Bank is not the subject of any pending or, to the knowledge of Provident, threatened investigations related to fraud in connection with participation in the Paycheck Protection Program or Paycheck Protection Program loans. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Provident: (i) Provident and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Provident, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

4.13 Certain Contracts.

(a) Except as set forth in Section 4.13(a) of the Provident Disclosure Schedule or as filed with or incorporated into any Provident Report filed prior to the date hereof, as of the date hereof, neither Provident nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any Provident Benefit Plan): (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) which contains a provision that materially restricts the conduct of any line of business by Provident or any of its Subsidiaries or upon consummation of the transactions contemplated by this Agreement will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect); (iii) which is a collective bargaining agreement or similar agreement with any labor organization; (iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the

Requisite Provident Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Provident; (v) (A) that relates to the incurrence of indebtedness by Provident or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business), (B) that provides for the guarantee, support, assumption or endorsement by Provident or any of its Subsidiaries of, or any similar commitment by Provident or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $250,000 or more, or (C) that provides for any material indemnification or similar obligations on the part of Provident or any of its Subsidiaries; (vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Provident or its Subsidiaries, taken as a whole; (vii) which creates future payment obligations in excess of $500,000 per annum other than any such contracts which are terminable by Provident or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than extensions of credit, other customary banking products offered by Provident or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business; (viii) that is a settlement, consent or similar agreement and contains any material continuing obligations of Provident or any of its Subsidiaries; or (ix) that relates to the acquisition or disposition of any person, business or asset and under which Provident or its Subsidiaries have or may have a material obligation or liability. Each contract, arrangement, commitment or understanding of the type described in this Section 4.13(a) (excluding any Provident Benefit Plan), whether or not set forth in the Provident Disclosure Schedule, is referred to herein as a “Provident Contract”. Provident has made available to Lakeland true, correct and complete copies of each Provident Contract in effect as of the date hereof.

(b) In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Provident, (i) each Provident Contract is valid and binding on Provident or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Provident and each of its Subsidiaries has complied with and performed all obligations required to be performed by it to date under each Provident Contract, (iii) to the knowledge of Provident, each third-party counterparty to each Provident Contract has complied with and performed all obligations required to be performed by it to date under such Provident Contract, (iv) Provident does not have knowledge of, and has not received notice of, any violation of any Provident Contract by any of the other parties thereto, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of Provident or any of its Subsidiaries, or to the knowledge of Provident, any other party thereto, of or under any such Provident Contract and (vi) no third-party counterparty to any Provident Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Provident Contract as a result of the Pandemic or the Pandemic Measures.

4.14 Agreements with Regulatory Agencies. Subject to Section 9.14, neither Provident nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2020, a recipient of any supervisory letter from, or since January 1, 2020, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Provident Disclosure Schedule, a “Provident Regulatory Agreement”), nor has Provident or any of its Subsidiaries been advised in writing, or to Provident’s knowledge, orally, since January 1, 2020, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Provident Regulatory Agreement, nor does Provident believe that any such Provident Regulatory Agreement is likely to be initiated, ordered or requested.

4.15 Risk Management Instruments. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Provident, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Provident, any of its Subsidiaries or for the account of a customer of Provident or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Provident or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect; and (b) Provident and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Provident’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.16 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Provident, Provident and its Subsidiaries are in compliance, and have complied since January 1, 2020, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of Provident any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Provident or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Provident, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Provident. To the knowledge of Provident, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Provident.

4.17 Investment Securities and Commodities.

(a) Each of Provident and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the financial statements included in the Provident Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Provident or its Subsidiaries. Such securities and commodities are valued on the books of Provident in accordance with GAAP in all material respects.

(b) Provident and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Provident believes are prudent and reasonable in the context of such businesses, and Provident and its Subsidiaries have, since January 1, 2019, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, Provident has made available to Lakeland the material terms of such policies, practices and procedures.

4.18 Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Provident, (a) Provident or a Provident Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Provident Reports as being owned by Provident or a Provident Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Provident Owned Properties”), free and clear of all Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Provident Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with Provident Owned Properties, the “Provident Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Provident, the lessor. There are no pending or, to the knowledge of Provident, threatened condemnation proceedings against Provident Real Property.

4.19 Intellectual Property. Provident and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Provident, (a) (i) to the knowledge of Provident, the use of any Intellectual Property by Provident and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Provident or any Provident Subsidiary acquired the right to use any Intellectual Property, and (ii) to the knowledge of Provident, no person has asserted in writing to Provident that Provident or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of Provident, infringing on or otherwise violating, any right of Provident or any of its Subsidiaries with respect to any Intellectual Property owned by Provident or its Subsidiaries, and (c) neither Provident nor any

Provident Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Provident or any Provident Subsidiary, and Provident and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Provident and its Subsidiaries.

4.20 Related Party Transactions. Except as set forth in Section 4.20 of the Provident Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Provident or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Provident or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Provident Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Provident) on the other hand, of the type required to be reported in any Provident Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.

4.21 State Takeover Laws. Each of the Boards of Directors of Provident and Merger Sub has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any Takeover Statutes. In accordance with Section 262 of the DGCL and Section 14A:11-1 of the NJBCA, as applicable, no appraisal or dissenters’ rights will be available to the holders of Provident Common Stock or Merger Sub Common Stock in connection with the Merger and the Holdco Merger, as applicable.

4.22 Reorganization. Provident has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger and the Holdco Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.23 Opinions. Prior to the execution of this Agreement, the Board of Directors of Provident has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Piper Sandler to the effect that as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to Provident. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24 Provident Information. The information relating to Provident and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to Provident and its Subsidiaries that is provided by Provident or its representatives for inclusion in any other document filed with any Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Lakeland or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to Lakeland or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.25 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 4.25(a) of the Provident Disclosure Schedule, neither Provident nor any of its Subsidiaries is a party to any Loan in which Provident or any Subsidiary of Provident is a creditor which as of August 31, 2022, had a Total Borrower Commitment of $10,000,000 or more and under the terms of which the Borrower was, as of August 31, 2022, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 4.25(a) of the Provident Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Provident and its Subsidiaries that, as of August 31, 2022, had an outstanding balance of $20,000,000 or more and were classified by Provident as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Provident or any of its Subsidiaries that, as of August 31, 2022, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Provident, each Loan of Provident and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Provident and its Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Provident, each outstanding Loan of Provident or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Provident and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

4.26 Insurance.

(a) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Provident, Provident and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Provident reasonably has determined to be prudent and consistent with industry practice, and Provident and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Provident and its Subsidiaries, Provident or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

(b) Section 4.26(b) of the Provident Disclosure Schedule sets forth a true, correct and complete description of all BOLI owned by Provident Bank or its Subsidiaries, including the value of its BOLI. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in Provident Reports in accordance with GAAP.

4.27 Information Security. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Provident, to the knowledge of Provident, since January 1, 2020, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Provident and its Subsidiaries.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Lakeland Disclosure Schedule or the Provident Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of Lakeland and Provident shall, and shall cause its Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or materially delay the ability of either Lakeland or Provident to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. Notwithstanding anything to the contrary set forth in this Section 5.1 or Section 5.2 (other than Sections 5.2(b) and 5.2(f), to which this sentence shall not apply), a party and its Subsidiaries may take any commercially reasonable actions that such party reasonably determines are necessary or prudent for it to take in response to the Pandemic or the Pandemic Measures; provided, that such party shall provide prior notice to and consult in good faith with the other party to the extent such actions would otherwise require consent of the other party under this Section 5.1 or Section 5.2.

5.2 Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Lakeland Disclosure Schedule or the Provident Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law (including the Pandemic Measures), neither Lakeland nor Provident shall, and neither Lakeland nor Provident shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed):

(a) other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months and (ii) deposits or other customary banking products such as letters of credit, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Lakeland or any of its wholly-owned Subsidiaries to Lakeland or any of its wholly-owned Subsidiaries, on the one hand, or of Provident or any of its wholly-owned Subsidiaries to Provident or any of its wholly-owned Subsidiaries, on the other hand), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)

(i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except, in each case, (A) regular quarterly cash dividends by Lakeland at a rate not in excess of $0.145 per share of Lakeland Common Stock, (B) regular quarterly cash dividends by Provident at a rate not in excess of $0.24 per share of Provident Common Stock, (C) dividends paid by any of the Subsidiaries of each of Lakeland and Provident to Lakeland or Provident or any of their wholly-owned Subsidiaries, respectively, (D) regular distributions on outstanding trust preferred securities in accordance with their terms or (E) the acceptance of shares of Lakeland Common Stock or Provident Common Stock, as the case may be, as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

(iii) grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of Lakeland or Provident or any of their Subsidiaries, (A) in the case of Lakeland, except as set forth on Section 5.2(b)(iii) of the Lakeland Disclosure Schedule and (B) in the case of Provident, in the ordinary course consistent with past practices or except as set forth on Section 5.2(b)(iii) of the Provident Disclosure Schedule; or

(iv) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of Lakeland or Provident or their respective Subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of Lakeland or Provident or their respective Subsidiaries, except pursuant to the exercise of stock options or the vesting or settlement of equity compensation awards in accordance with their terms;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, deposits or assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of this Agreement;

(d) except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property, deposits or assets of any other person, in each case, other than a wholly-owned Subsidiary of Lakeland or Provident, as applicable;

(e) in each case except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any Lakeland Contract or Provident Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to Lakeland or Provident, or enter into any contract that would constitute a Lakeland Contract or Provident Contract, if it were in effect on the date of this Agreement;

(f) in the case of Lakeland only, except as required under applicable law, the terms of any Lakeland Benefit Plan existing as of the date hereof or set forth on Section 5.2(f) of the Lakeland Disclosure Schedule, (i) enter into, establish, adopt, amend or terminate any Lakeland Benefit Plan, or any arrangement that would be a Lakeland Benefit Plan if in effect on the date hereof, other than with respect to broad-based welfare benefit plans (other than severance) in the ordinary course of business consistent with past practice and as would not reasonably be expected to materially increase the cost of benefits under any such Lakeland Benefit Plan, (ii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than increases for current employees with an annual base salary below $150,000 in connection with a promotion (permitted hereunder) or change in responsibilities, in each case, in the ordinary course of business consistent with past practice and to a level consistent with similarly situated peer employees, (iii) accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, (v) fund any rabbi trust or similar arrangement, or in any other way secure the payment of compensation or benefits under any Lakeland Benefit Plan, (vi) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Lakeland Benefit Plan that is required by applicable law to be funded or change the manner in which contributions to such plan are made or the basis on which such contributions are determined, except as may be required by generally accepted accounting principles, (vii) terminate the employment or services of any employee with an annual base salary equal to or in excess of $150,000, other than for cause, or (viii) hire or promote any employee with an annual base salary equal to or in excess of $150,000 (other than as a replacement hire or promotion on substantially similar terms of employment as the departed employee), or significantly change the responsibilities assigned to any such employee;

(g) (i) settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount and for consideration not in excess of $500,000 individually or $2,000,000 in the aggregate and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Corporation or its Subsidiaries, or (ii) in the case of Lakeland only, enter into any Specified Order;

(h) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger and the Holdco Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i) amend its certificate of incorporation, its bylaws or comparable governing documents of its Significant Subsidiaries;

(j) materially restructure or materially change its investment securities, derivatives, wholesale funding or BOLI portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(k) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(l) enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(m) merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;

(n) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes; or

(o) agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Promptly after the date of this Agreement, Lakeland and Provident shall prepare and file with the SEC the Joint Proxy Statement and Provident shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. The parties shall use reasonable best efforts to make such filings within forty (40) days of the date of this Agreement. Each of Provident and Lakeland shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and Provident and Lakeland shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders and shareholders, as applicable. Provident shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Lakeland shall furnish all information concerning Lakeland and the holders of Lakeland Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within forty (40) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger, the Holdco Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Provident and Lakeland shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Lakeland or Provident, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law. As used in this Agreement, “Requisite Regulatory Approvals means all regulatory authorizations, consents, orders or approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (x) from the Federal Reserve Board, the FDIC and the NJDBI and (y) set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger, the Holdco Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

(c) Each party shall use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Provident or Lakeland or any of their respective Subsidiaries, and neither Provident nor Lakeland nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or Regulatory Agencies that would reasonably be expected to have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger, the Holdco Merger and the Bank Merger (a “Materially Burdensome Regulatory Condition”).

(d) To the extent permitted by applicable law, Provident and Lakeland shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and shareholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Provident, Lakeland or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Holdco Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e) To the extent permitted by applicable law, Provident and Lakeland shall promptly advise each other upon receiving any communication from any Governmental Entity (i) whose consent or approval is required for consummation of the transactions contemplated by this Agreement or (ii) to the extent that Lakeland enters into any Specified Order, regarding such Specified Order or matters addressed in such Specified Order, in each case, that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws, each of Provident and Lakeland, for the purposes of verifying the representations and warranties of the other and preparing for the Merger, the related integration and systems conversion or consolidation, and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during the period prior to the Effective Time, each of Provident and Lakeland shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Provident or Lakeland, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Notwithstanding the foregoing, neither Provident nor Lakeland nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Provident’s or Lakeland’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of Provident and Lakeland shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Mutual Confidentiality and Exclusivity Agreement, dated January 24, 2022, by and between Provident and Lakeland, as amended, restated or otherwise modified (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.

6.3 Non-Control. Nothing contained in this Agreement shall give either Provident or Lakeland, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each of Provident and Lakeland shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.4 Shareholders’ Approval and Stockholder Approval.

(a) Each of Lakeland and Provident shall call, give notice of, convene and hold a meeting of its shareholders and stockholders, respectively (the “Lakeland Meeting” and the “Provident Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) in the case of Lakeland, the Requisite Lakeland Vote and, in the case of Provident, the Requisite Provident Vote, respectively, required in connection with this Agreement, the Provident Share Issuance and the Merger and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders or stockholders, as applicable, in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of Lakeland and Provident shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date and to set the same record date for such meetings. Such meetings may be held virtually, subject to applicable law and the organizational documents of Lakeland and Provident, as applicable.

(b) Subject to Section 6.4(c), each of Provident and Lakeland and their respective Boards of Directors shall use its reasonable best efforts to obtain from the stockholders of Provident and the shareholders of Lakeland, respectively, the Requisite Provident Vote and the Requisite Lakeland Vote, respectively, including by communicating to the respective stockholders of Provident and shareholders of Lakeland its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of Provident, the stockholders of Provident approve the Provident Stock Issuance (the “Provident Board Recommendation”) and, in the case of Lakeland, that the shareholders of Lakeland approve this Agreement (the “Lakeland Board Recommendation”). Subject to Section 6.4(c), each of Provident and Lakeland and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Provident Board Recommendation, in the case of Provident, or the Lakeland Board Recommendation, in the case of Lakeland, (ii) fail to make the Provident Board Recommendation, in the case of Provident, or the Lakeland Board Recommendation, in the case of Lakeland, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Provident Board Recommendation, in the case of Provident, or the Lakeland Board Recommendation, in the case of Lakeland, in each case within ten (10) business days (or such fewer number of days as remains prior to the Provident Meeting or the Lakeland Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”).

(c) Subject to Section 8.1 and Section 8.2, if the Board of Directors of Provident or Lakeland, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Provident Board Recommendation or the Lakeland Board Recommendation, as applicable, such Board of Directors may, in the case of Provident, prior to the receipt of the Requisite Provident Vote submit the Provident Share Issuance to its stockholders, and in the case of Lakeland, prior to the receipt of the Requisite Lakeland Vote submit this Agreement to its shareholders, in each case, without recommendation (which, for the avoidance of doubt, shall constitute a Recommendation Change) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its stockholders or shareholders, as applicable, in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Provident Board Recommendation or Lakeland Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.4(c) and will require a new notice period as referred to in this Section 6.4(c).

(d) Subject to applicable law, Provident or Lakeland shall adjourn or postpone the Provident Meeting or the Lakeland Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Provident Common Stock or Lakeland Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Provident or Lakeland, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Provident Vote or the Requisite Lakeland Vote, and subject to the terms and conditions of this Agreement, Lakeland or Provident, as applicable, shall continue to use reasonable best efforts to solicit proxies from its shareholders or stockholders, as applicable, in order to obtain the Requisite Lakeland Vote or the Requisite Provident Vote, respectively; provided however, that neither Provident nor Lakeland shall be required to adjourn or postpone the Provident Meeting or the Lakeland Meeting, as the case may be, more than two (2) times. Notwithstanding anything to the contrary herein, but subject to the obligation to adjourn or postpone such meeting as set forth in the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, (x) the Lakeland Meeting shall be convened and this Agreement shall be submitted to the shareholders of Lakeland at the Lakeland Meeting and (y) the Provident Meeting shall be convened and the Provident Share Issuance shall be submitted to the stockholders of Provident at the Provident Meeting, and nothing contained herein shall be deemed to relieve either Provident or Lakeland of such obligation.

6.5 Legal Conditions to Merger. Subject in all respects to Section 6.1(c) of this Agreement, each of Provident and Lakeland shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger, the Holdco Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, including the Merger, the Holdco Merger and the

Bank Merger, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Provident or Lakeland or any of their respective Subsidiaries in connection with the Merger, the Holdco Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.6 Stock Exchange Listing.

(a) Provident shall cause the shares of Provident Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

(b) Prior to the Closing Date, Lakeland shall cooperate with Provident and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of Lakeland Common Stock from NASDAQ and the deregistration of Lakeland Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.7 Employee Matters.

(a) Unless otherwise agreed between Provident and the Continuing Employee (as defined below), Provident, as the Surviving Corporation, shall provide the employees of Lakeland and its Subsidiaries as of the Effective Time (the “Continuing Employees”), during the period commencing at the Effective Time and ending on the first anniversary thereof (the “Continuation Period”), for so long as such Continuing Employees are employed with the Surviving Corporation following the Effective Time, with the following: (i) except as set forth in Section 6.7(a) of the Lakeland Disclosure Schedule, (x) each such Continuing Employee’s annual base salary or wages, as applicable, that is no less than that provided to such Continuing Employee as of immediately prior to the Closing and (y) cash incentive opportunities that are, when aggregated together with such Continuing Employee’s annual base salary or wages, as applicable, substantially comparable in the aggregate to the aggregate base salary or wages, as applicable, and cash compensation opportunities provided to such Continuing Employee as of immediately prior to the Closing; and (ii) (x) all employee statutory entitlements; and (y) all employee benefits (other than severance which will be provided as set forth in the last sentence of this Section 6.7(a)) and other compensation (including long-term incentive compensation opportunities) that are substantially comparable in the aggregate to those provided to similarly situated employees of Provident and its Subsidiaries; provided, that, Continuing Employees shall not be eligible to participate in the Provident ESOP; and provided, further, that, with respect to clause (ii), until such time as Provident fully integrates the Continuing Employees into its plans, participation in the Lakeland Benefit Plans (other than severance) shall be deemed to satisfy the foregoing standards, it being understood that the Continuing Employees may commence participating in the plans of Provident and its Subsidiaries on different dates following the Effective Time with respect to different plans. During the Continuation Period, each Continuing Employee who is not party to an individual agreement providing for severance or termination benefits and is terminated under severance qualifying circumstances shall be provided severance benefits set forth in Section 6.7(a) of the Lakeland Disclosure Schedule, subject to such employee’s execution (and non-revocation) of a release of claims. Prior to the Effective Time, Provident and Lakeland shall cooperate in reviewing, evaluating and analyzing the Provident Benefit Plans and Lakeland Benefit Plans.

(b) With respect to any employee benefit plans of Provident or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “Surviving Entity Plans”), Provident, as the Surviving Corporation, and its Subsidiaries shall use commercially reasonable efforts to (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any Surviving Entity Plans, (ii) provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under a Lakeland Benefit Plan that provides health care benefits, to the same extent that such credit was given under the analogous Lakeland Benefit Plan prior to the Effective Time, in satisfying any applicable deductible, co-payment, coinsurance or out-of-pocket requirements under any Surviving Entity Plans, and (iii) recognize all service of such employees with Lakeland and its Subsidiaries for all purposes in any Surviving Entity Plan to the same extent that such service was taken into account under the analogous Lakeland Benefit Plan prior to the Effective Time for purposes of eligibility, participation and vesting (but not for purpose of benefit accrual); provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of any defined benefit pension plan, or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.

(c) Unless otherwise agreed between Provident and Lakeland, Lakeland shall cause any 401(k) plan sponsored or maintained by Lakeland and its Subsidiaries, including, without limitation, the Lakeland Bancorp, Inc. 401(k) and Profit Sharing Plan (each, a “Lakeland 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. Lakeland shall provide Provident with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Provident) not later than two (2) business days immediately preceding the Effective Time, and (ii) the Continuing Employees of Lakeland shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Provident or one of its Subsidiaries (an “Provident 401(k) Plan”), it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan. Provident and Lakeland shall take any and all actions as may be required, including amendments to any Lakeland 401(k) Plan and/or Provident 401(k) Plan, to permit the Continuing Employees of Lakeland who are then actively employed to make rollover contributions to the Provident 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans), Provident Common Stock or a combination thereof.

(d) Provident, as the Surviving Corporation, shall assume and honor all Lakeland Benefit Plans in accordance with their terms.

(e) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Lakeland, Provident or any of their respective Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Lakeland, Provident or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Lakeland, Provident or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee (including any Continuing Employee), officer, director or consultant of the Surviving Corporation, Lakeland, Provident or any of their respective Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Lakeland Benefit Plan, Provident Benefit Plan, Surviving Entity Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Lakeland Benefit Plan, Provident Benefit Plan, Surviving Entity Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including, without limitation, any current or former employee, officer, director or consultant of Lakeland, Provident or any of their respective Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) Provident, as the Surviving Corporation, shall honor and agree to not terminate the Lakeland Benefit Plans set forth on Section 6.7(f) of the Lakeland Disclosure Schedule.

6.8 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified or entitled to such advancement of expenses as of the date of this Agreement by Lakeland pursuant to the Lakeland Certificate, Lakeland Bylaws, the governing or organizational documents of any Subsidiary of Lakeland, any indemnification agreements in existence as of the date hereof that have been disclosed to Provident or the NJBCA, each present and former director or officer of Lakeland and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Lakeland Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages, liabilities and other amounts incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of Lakeland or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, the Lakeland Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Lakeland Indemnified Party is not entitled to indemnification.

(b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Lakeland (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Lakeland or any of its

Subsidiaries arising from facts or events which occurred at or before the Effective Time; provided, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Lakeland for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Lakeland, in consultation with, but only upon the consent of Provident, may (and at the request of Provident, Lakeland shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under Lakeland’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Lakeland Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving person of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.8.

6.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Provident, on the one hand, and a Subsidiary of Lakeland, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the Holdco Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Provident.

6.10 Advice of Changes. Provident and Lakeland shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.10 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.11 Dividends. After the date of this Agreement, each of Provident and Lakeland shall coordinate with the other the declaration of any dividends in respect of Provident Common Stock and Lakeland Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Lakeland Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Lakeland Common Stock and any shares of Provident Common Stock any such holder receives in exchange therefor in the Merger. In furtherance of the foregoing, (a) starting with the fourth quarter of 2022, the Board of Directors of Lakeland shall cause its regular quarterly dividend record dates and payment dates for Lakeland Common Stock to be delayed so as to be the same as the regular quarterly dividend record dates and payments dates for Provident Common Stock and (b) the Board of Directors of Provident shall continue to pay dividends on the Provident Common Stock on substantially the same record and payment date schedules as have been utilized in the past.

6.12 Stockholder or Shareholder Litigation. Each party shall give the other party prompt notice of any stockholder or shareholder, as applicable, litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. No party shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its affiliates.

6.13 Corporate Governance.

(a) Prior to the Effective Time, the Board of Directors of Provident shall take all actions necessary to adopt the Provident Bylaw Amendment and to effect the requirements referenced therein that are to be effective as of the Effective Time. Effective as of the Effective Time, and in accordance with the Provident Bylaw Amendment, the number of directors that will comprise the full Board of Directors of Provident (and, as of the Holdco Merger Effective Time, the Surviving Corporation) and the full Board of Directors of Provident Bank (and, as of the Bank Merger Effective Time, the Surviving Bank) shall each be sixteen (16), of which (i) nine (9) shall be directors of Provident immediately prior to the Effective Time (the “Provident Designated Directors”), which shall include Christopher Martin, Anthony J. Labozzetta and such other directors as determined by Provident and (ii) seven (7) shall be directors of Lakeland immediately prior to the Effective Time, which shall include Thomas J. Shara and such other directors as determined by Lakeland.

(b) Effective as of the Effective Time, (i) Christopher Martin shall serve as the Executive Chairman of the Board of Directors of Provident (and, as of the Holdco Merger Effective Time, the Surviving Corporation) and of the Board of Directors of Provident Bank (and, as of the Bank Merger Effective Time, the Surviving Bank) for a term of two (2) years, (ii) Thomas J. Shara shall serve as the Executive Vice Chairman of the Board of Directors of Provident (and, as of the Holdco Merger Effective Time, the Surviving Corporation) and of the Board of Directors of Provident Bank (and, as of the Bank Merger Effective Time, the Surviving Bank) for a term of two (2) years, (iii) Anthony J. Labozzetta shall serve as the President and Chief Executive Officer of Provident (and, as of the Holdco Merger Effective Time, the Surviving Corporation) and of Provident Bank (and, as of the Bank Merger Effective Time, the Surviving Bank) and as a member of the Board of Directors of Provident (and, as of the Holdco Merger Effective Time, the Surviving Corporation) and of the Board of Directors of Provident Bank (as, as of the Bank Merger Effective Time, the Surviving Bank) for a term no shorter than two (2) years and (iv) a Provident Designated Director that is independent of Provident in accordance with applicable stock exchange standards shall serve as the Lead Independent Director of the Board of Directors of Provident (and, as of the Holdco Merger Effective Time, the Surviving Corporation) and of the Board of Directors of Provident Bank (and, as of the Bank Merger Effective Time, the Surviving Bank) for a term of two (2) years.

(c) Effective as of the Effective Time, (i) the headquarters and main office of Provident (and, as of the Holdco Merger Effective Time, the Surviving Corporation) and Provident Bank (and, as of the Bank Merger Effective Time, the Surviving Bank) shall remain located in Iselin, New Jersey, (ii) the name of Provident (and, as of the Holdco Merger Effective Time, the Surviving Corporation) shall remain “Provident Financial Services, Inc.” and (iii) the name of Provident Bank (and, as of the Bank Merger Effective Time, the Surviving Bank) shall remain “Provident Bank”.

(d) The bylaws of the Surviving Bank in effect as of the Bank Merger Effective Time will be consistent in all respects with the foregoing provisions of this Section 6.13 and the corresponding provisions of the Provident Bylaw Amendment.

6.14 Acquisition Proposals.

(a) Each party agrees that it will not, and will cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.14) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Lakeland Vote, in the case of Lakeland, or the Requisite Provident Vote, in the case of Provident, a party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to,

furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its outside financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will, and will cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than the other party with respect to any Acquisition Proposal. Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received from or on behalf of the person making such inquiry or Acquisition Proposal in connection with such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” means, with respect to Provident or Lakeland, as applicable, other than the transactions contemplated by this Agreement, as it may be amended from time to time, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of a party and its Subsidiaries or 25% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party.

(b) Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.15 Public Announcements. Lakeland and Provident agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by Lakeland and Provident. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (b) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.15.

6.16 Change of Method. Lakeland and Provident shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Lakeland and Provident (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, that no such change shall (a) alter or change the Exchange Ratio or the number of shares of Provident Common Stock received by holders of Lakeland Common Stock in exchange for each share of Lakeland Common Stock, (b) adversely affect the Tax treatment of holders of Lakeland Common Stock or Provident Common Stock pursuant to this Agreement, (c) adversely affect the Tax treatment of Lakeland or Provident pursuant to this Agreement or (d) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.

6.17 Restructuring Efforts. If either Lakeland or Provident shall have failed to obtain the Requisite Lakeland Vote or the Requisite Provident Vote at the duly convened Lakeland Meeting or Provident Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by this Agreement (it being understood that neither party shall have any obligation to alter or change any material terms, including the Exchange Ratio or the amount or kind of the consideration to be issued to holders of the capital stock of Lakeland as provided for in this Agreement, in a manner adverse to such party or its shareholders or stockholders, as applicable) and/or resubmit this Agreement and/or the transactions contemplated hereby (or as restructured pursuant to this Section 6.17) to its shareholders or stockholders, as applicable, for approval.

6.18 Takeover Statutes. None of Lakeland, Provident, Merger Sub or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of its Board of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.19 Treatment of Lakeland Debt. Upon the Holdco Merger Effective Time (or at the effective time of the Bank Merger for any debt of Lakeland Bank), Provident or Provident Bank, as applicable, shall assume the due and punctual performance and observance of the covenants and other obligations to be performed by Lakeland or Lakeland Bank, as applicable, under the definitive documents governing the indebtedness and other instruments related thereto set forth on Section 6.19 of the Lakeland Disclosure Schedule, including the due and punctual payment of the principal of (and premium, if any) and interest thereon, to the extent required and permitted thereby. In connection therewith, (i) Provident shall, and shall cause Provident Bank to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, if applicable, and (ii) Lakeland shall, and shall cause Lakeland Bank to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates or other documents and provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Holdco Merger Effective Time, or the Bank Merger Effective Time, as applicable.

6.20 Exemption from Liability under Section 16(b). Provident and Lakeland agree that, in order to most effectively compensate and retain Lakeland Insiders, both prior to and after the Effective Time, it is desirable that Lakeland Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Lakeland Common Stock and Lakeland Equity Awards into Provident Common Stock or Provident Equity Awards, as applicable, in connection with the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.20. Lakeland shall deliver to Provident in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of Lakeland subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Lakeland Insiders”), and the Board of Directors of Provident and of Lakeland, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Lakeland) any dispositions of Lakeland Common Stock or Lakeland Equity Awards by the Lakeland Insiders, and (in the case of Provident) any acquisitions of Provident Common Stock or Provident Equity Awards by any Lakeland Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.21 Specified Order. Prior to the Effective Time, to the extent that Lakeland enters into any Specified Order, Lakeland shall (i) take no action that violates, or fail to timely take any action that is required by, such Specified Order and (ii) use reasonable best efforts to comply with such Specified Order and any action plan or agreement entered into in connection with such Specified Order, in each case, in accordance with the respective terms thereof.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder and Shareholder Approvals. The Requisite Provident Vote and the Requisite Lakeland Vote shall have been obtained.

(b) NYSE Listing. The shares of Provident Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Holdco Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Holdco Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

7.2 Conditions to Obligations of Provident and Merger Sub. The obligations of Provident and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Provident at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Lakeland set forth in Sections 3.2(a) and 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of Lakeland set forth in Sections 3.1(a), 3.1(b) (with respect to Significant Subsidiaries only), 3.2(b) (with respect to Significant Subsidiaries only), 3.3(a) and 3.7 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of Lakeland set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Lakeland or the Surviving Corporation. Provident shall have received a certificate dated as of the Closing Date signed on behalf of Lakeland by the Chief Executive Officer and the Chief Financial Officer of Lakeland to the foregoing effect.

(b) Performance of Obligations of Lakeland. Lakeland shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time, and Provident shall have received a certificate dated as of the Closing Date signed on behalf of Lakeland by the Chief Executive Officer and the Chief Financial Officer of Lakeland to such effect.

(c) Federal Tax Opinion. Provident shall have received the opinion of Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to Provident, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger and the Holdco Merger, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Provident and Lakeland, reasonably satisfactory in form and substance to such counsel.

(d) Bank Merger Agreement. Lakeland shall have caused Lakeland Bank to execute and deliver the Bank Merger Agreement to Provident Bank.

7.3 Conditions to Obligations of Lakeland. The obligation of Lakeland to effect the Merger is also subject to the satisfaction or waiver by Lakeland at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Provident set forth in Sections 4.2(a) and 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of Provident set forth in Sections 4.1(a), 4.1(b) (with respect to Significant Subsidiaries only), 4.2(b) (with respect to Significant Subsidiaries only), 4.3(a) and 4.7 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of Provident set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Provident. Lakeland shall have received a certificate dated as of the Closing Date signed on behalf of Provident by the Chief Executive Officer and the Chief Financial Officer of Provident to the foregoing effect.

(b) Performance of Obligations of Provident and Merger Sub. Each of Provident and Merger Sub shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time, including, but not limited to, each of the obligations, covenants and agreements set forth in Section 6.13 and to effect the requirements referenced therein that are to be effected as of the Holdco Merger Effective Time, and Lakeland shall have received a certificate dated as of the Closing Date signed on behalf of Provident by the Chief Executive Officer and the Chief Financial Officer of Provident to such effect.

(c) Federal Tax Opinion. Lakeland shall have received the opinion of Luse Gorman, PC, in form and substance reasonably satisfactory to Lakeland, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger and the Holdco Merger, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Provident and Lakeland, reasonably satisfactory in form and substance to such counsel.

(d) Bank Merger Agreement. Provident shall have caused Provident Bank to execute and deliver the Bank Merger Agreement to Lakeland Bank.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Provident Vote or the Requisite Lakeland Vote:

(a) by mutual written consent of Provident and Lakeland;

(b) by either Provident or Lakeland if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger, the Holdco Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger, the Holdco Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c) by either Provident or Lakeland if the Merger shall not have been consummated on or before the fifteen (15) month anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(d) by either Provident or Lakeland (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Lakeland, in the case of a termination by Provident, or Provident or Merger Sub, in the case of a termination by Lakeland, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Provident, or Section 7.3, in the case of a termination by Lakeland, and which is not cured within forty-five (45) days following written notice to Lakeland, in the case of a termination by Provident, or Provident, in the case of a termination by Lakeland, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e) by Lakeland prior to such time as the Requisite Provident Vote is obtained, if (i) Provident or the Board of Directors of Provident shall have made a Recommendation Change or (ii) Provident or the Board of Directors of Provident shall have breached its obligations under Section 6.4 or 6.14 in any material respect; or

(f) by Provident prior to such time as the Requisite Lakeland Vote is obtained, if (i) Lakeland or the Board of Directors of Lakeland shall have made a Recommendation Change or (ii) Lakeland or the Board of Directors of Lakeland shall have breached its obligations under Section 6.4 or 6.14 in any material respect.

The party desiring to terminate this Agreement pursuant to clauses (b) through (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Provident or Lakeland as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Provident, Merger Sub, Lakeland, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), Section 6.15 and this Section 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Provident, Merger Sub or Lakeland shall be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of this Agreement.

(b)

(i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Lakeland or shall have been made directly to the shareholders of Lakeland generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Lakeland Meeting) an Acquisition Proposal, in each case with respect to Lakeland and (A) (x) thereafter this Agreement is terminated by either Provident or Lakeland pursuant to Section 8.1(c) without the Requisite Lakeland Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Provident pursuant to Section 8.1(d) as a result of a willful breach by Lakeland, and (B) prior to the date that is twelve (12) months after the date of such termination, Lakeland enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Lakeland shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Provident, by wire transfer of same day funds, a fee equal to $50,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii) In the event that this Agreement is terminated by Provident pursuant to Section 8.1(f), then Lakeland shall pay Provident, by wire transfer of same day funds, the Termination Fee within two (2) business days of the date of termination.

(c)

(i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Provident or shall have been made directly to the stockholders of Provident generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Provident Meeting) an Acquisition Proposal, in each case with respect to Provident, and (A) (x) thereafter this Agreement is terminated by either Provident or Lakeland pursuant to Section 8.1(c) without the Requisite Provident Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.2 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Lakeland pursuant to Section 8.1(d) as a result of a willful breach by Provident, and (B) prior to the date that is twelve (12) months after the date of such termination, Provident enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Provident shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Lakeland, by wire transfer of same day funds, the Termination Fee, provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii) In the event that this Agreement is terminated by Lakeland pursuant to Section 8.1(e), then Provident shall pay Lakeland, by wire transfer of same day funds, the Termination Fee within two (2) business days of the date of termination.

(d) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s fraud or its willful and material breach of any provision of this Agreement, in no event shall either party be required to pay the Termination Fee more than once.

(e) Each of Provident and Lakeland acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Provident or Lakeland, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Provident or Lakeland, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full. The amounts payable by Lakeland and Provident pursuant to Sections 8.2(b) and 8.2(c), respectively, and this Section 8.2(e), constitute liquidated damages and not a penalty, and except in the case of fraud or willful and material breach, shall be the sole monetary remedy of the other party in the event of a termination of this Agreement specified in such applicable section.

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Provident Vote or the Requisite Lakeland Vote; provided, that after the receipt of the Requisite Provident Vote or the Requisite Lakeland Vote, there may not be, without further approval of the stockholders of Provident or the shareholders of Lakeland, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

9.3 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of Provident or Merger Sub, in the case of Lakeland, or Lakeland, in the case of Provident, (b) waive any inaccuracies in the representations and warranties of Provident or Merger Sub, in the case of Lakeland, or Lakeland, in the case of Provident, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, that after the receipt of the Requisite Provident Vote or the Requisite Lakeland Vote, there may not be, without further approval of the stockholders of Provident or the shareholders of Lakeland, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4 Expenses. Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger shall be borne equally by Provident and Lakeland.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Provident or Merger Sub, to:

Provident Financial Services, Inc.

111 Wood Avenue South

Iselin, New Jersey 08830

Attention:	Anthony J. Labozzetta, President and Chief Executive Officer

Email:          Anthony.Labozzetta@Provident.Bank

(b)	With copies (which shall not constitute notice) to:

Provident Financial Services, Inc.

111 Wood Avenue South

Iselin, New Jersey 08830

Attention:     John Kuntz, Chief Administrative Officer and General Counsel

Email:          John.Kuntz@Provident.Bank

and

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:     H. Rodgin Cohen

  Mark J. Menting

Email:           cohenhr@sullcrom.com

  mentingm@sullcrom.com

and

(c)	if to Lakeland, to:

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

Attention:     Thomas J. Shara, President and Chief Executive Officer

Email:           tshara@lakelandbank.com

With copies (which shall not constitute notice) to:

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

Attention:	Timothy J. Matteson, Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

Email:         tmatteson@lakelandbank.com

and

Luse Gorman, PC

5335 Wisconsin Avenue, NW

Suite 780

Washington, DC 20015

Attention:     John J. Gorman

  Marc P. Levy

Email:           jgorman@luselaw.com

  mlevy@luselaw.com

9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” mean the date of this Agreement. As used in this Agreement, the “knowledge” of Lakeland means the actual knowledge of any of the officers of Lakeland listed on Section 9.6 of the Lakeland Disclosure Schedule, and the “knowledge” of Provident means the actual knowledge of any of the officers of Provident listed on Section 9.6 of the Provident Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in the State of New Jersey are authorized by law or executive order to be closed, (b) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (ii) included in the virtual data room of a party prior to the date hereof or (iii) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof, (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger, the Holdco Merger and the Bank Merger and (f) “ordinary course” and “ordinary course of business” with respect to either party shall take into account the commercially reasonable actions taken by such party and its Subsidiaries in response to the Pandemic and the Pandemic Measures. The Lakeland Disclosure Schedule and the Provident Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law (which shall include for purposes of this Agreement any Pandemic Measures).

9.7 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law (except that matters relating to the fiduciary duties of the Board of Directors of Lakeland shall be subject to the laws of the State of New Jersey).

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of Lakeland, in the case of Provident or Merger Sub, or Provident, in the case of Lakeland. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(b), 12 C.F.R. § 309.5(g)(8) or Section 264 of the New Jersey Banking Act of 1948, as amended) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.15 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file or other electronic means to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file or other electronic means as a defense to the formation of a contract and each party hereto forever waives any such defense.

9.16 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Lakeland in Article III and by Provident and Merger Sub in Article IV, none of Lakeland, Provident, Merger Sub or any other person makes any express or implied representation or warranty with respect to Lakeland, Provident or their respective Subsidiaries (including, with respect to Provident, Merger Sub), or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each of Lakeland, Provident and Merger Sub hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Lakeland, Provident or Merger Sub, as applicable, or any other person makes or has made any representation or warranty to Provident, Merger Sub or Lakeland, as applicable, or any of their respective affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Lakeland or Provident, as applicable, or any of their respective Subsidiaries (including, with respect to Provident, Merger Sub) or their respective businesses, or (ii) except for the representations and warranties made by Lakeland in Article III and by Provident and Merger Sub in Article IV, any oral or written information presented to Lakeland, Provident or Merger Sub, as applicable, or any of their respective affiliates or representatives in the course of their respective due diligence investigation of Lakeland, Provident or Merger Sub, as applicable, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Each of Lakeland, Provident and Merger Sub acknowledges and agrees that none of Provident, Merger Sub, Lakeland or any other person has made or is making any express or implied representation or warranty other than those contained in Article III and Article IV.

[Signature Page Follows]

IN WITNESS WHEREOF, Provident, Merger Sub and Lakeland have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PROVIDENT FINANCIAL SERVICES, INC.

By:	/s/ Anthony J. Labozzetta
	Name:	Anthony J. Labozzetta
	Title:	President and Chief Executive Officer

NL 239 CORP.

By:	/s/ Anthony J. Labozzetta
	Name:	Anthony J. Labozzetta
	Title:	President

LAKELAND BANCORP, INC.

By:	/s/ Thomas J. Shara
	Name:	Thomas J. Shara
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

[Form of Provident Bylaw Amendment]

Form of Bylaw Amendment

The Amended and Restated Bylaws (the “Bylaws”) of Provident Financial Services, Inc. (the “Corporation”), having received the requisite approval from the Board of Directors under Article VIII of the Bylaws, shall be amended as follows, effective as of and subject to the occurrence of the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated as of September 26, 2022, by and among the Corporation, NL 239 Corp. and Lakeland Bancorp, Inc.), as the same may have been amended, restated, supplemented or otherwise modified from time to time):

A new Article IX shall be added to the Bylaws, as follows:

ARTICLE IX - CERTAIN CORPORATE GOVERNANCE MATTERS

Section 1. Interpretations; Definitions

(a) The provisions of this Article IX shall apply notwithstanding anything to the contrary set forth in the other Articles of these Bylaws. In the event of any inconsistency or conflict between any provision of this Article IX and any other provision of these Bylaws, such provision of this Article IX shall control.

(b) The following definitions shall apply to this Article IX:

(i) “Bank” shall mean Provident Bank, a wholly owned subsidiary of the Corporation.

(ii) “Bank Board” shall mean the Board of Directors of the Bank.

(iii) “Continuing Lakeland Directors” shall mean the directors of Legacy Lakeland who were selected by Legacy Lakeland to be directors of the Corporation and of the Bank as of the Effective Time, pursuant to Section 6.13(a) of the Merger Agreement, and any directors of the Corporation or the Bank (as applicable) who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of any such director (or any successor thereto) pursuant to Article IX, Section 3 of these Bylaws.

(iv) “Continuing Provident Directors” shall mean the directors of Legacy Provident who were selected by Legacy Provident to be directors of the Corporation and of the Bank as of the Effective Time, pursuant to Section 6.13(a) of the Merger Agreement, and any directors of the Corporation or the Bank (as applicable) who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of any such director (or any successor thereto) pursuant to Article IX, Section 3 of these Bylaws.

(v) “Effective Time” shall have the meaning set forth in the Merger Agreement.

(vi) “Entire Board of Directors” shall mean the total number of directors which the Board of Directors of the Corporation would have if there were no vacancies.

(vii) “Legacy Lakeland” shall mean Lakeland Bancorp, Inc., a New Jersey corporation, which will merge or has merged with and into the Corporation effective as of the Holdco Merger Effective Time (as such term is defined in the Merger Agreement).

(viii) “Legacy Provident” shall mean Provident Financial Services, Inc., a Delaware corporation, as in existence immediately prior to the Holdco Merger Effective Time (as such term is defined in the Merger Agreement).

(ix) “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of September 26, 2022, by and among the Corporation, NL 239 Corp. and Lakeland Bancorp, Inc., as it may have been amended, restated, supplemented or otherwise modified from time to time.

(x) “Specified Period” shall mean the period beginning at the Effective Time and ending on the twenty-four (24) month anniversary of the Effective Time.

Section 2. Executive Chairman; Executive Vice Chairman; President and Chief Executive Officer.

(a) Effective as of the Effective Time, (i) Christopher Martin shall serve as the Executive Chairman of the Board of Directors and of the Bank Board for a term that ends as of the end of the Specified Period, (ii) Thomas J. Shara shall serve as the Executive Vice Chairman of the Board of Directors and of the Bank Board for a term that ends as of the end of the Specified Period and (iii) Anthony J. Labozzetta shall serve as the President and Chief Executive Officer of the Corporation and of the Bank and as a member of the Board of Directors and of the Bank Board for a term that ends no earlier than the end of the Specified Period. During the Specified Period, if Christopher Martin ceases for any reason to serve in the position of Executive Chairman of the Board of Directors and of the Bank Board, Thomas J. Shara shall (i) be appointed to serve as Executive Chairman of the Board of Directors and of the Bank Board, respectively, for a term that ends as of the end of the Specified Period and (ii) cease to serve in the position of Executive Vice Chairman of the Board of Directors and of the Bank Board, in each case, unless the appointment or election of another individual to serve as Executive Chairman of the Board of Directors and of the Bank Board is approved by the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors and of the total number of directors which the Bank Board would have if there were no vacancies.

(b) During the Specified Period, (i) any removal of any of the individuals serving in the capacities set forth in or contemplated by subsection (a) above from, failure to appoint, re-elect or re-nominate any of them to, any such positions, (ii) any amendment or modification to any employment, consulting or similar agreement with any of them to the extent such amendment or modification would adversely affect such individual, (iii) any termination of their employment by, or other service with, the Corporation or any subsidiary of the Corporation, including the Bank, or (iv) any modification to any of their respective reporting relationships as set forth in or contemplated by these Bylaws shall, in each case, require the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors.

Section 3. Board Size and Composition.

(a) During the Specified Period, the Board of Directors shall be comprised of nine (9) Continuing Provident Directors (one of whom, as of the Effective Time, shall be Christopher Martin and one of whom, as of the Effective Time, shall be Anthony J. Labozzetta), and seven (7) Continuing Lakeland Directors (one of whom, as of the Effective Time, shall be Thomas J. Shara).

(b) During the Specified Period: (A) the number of directors that comprises the Entire Board of Directors shall be sixteen (16) and (B) no vacancy on the Board of Directors created by the cessation of service of a director shall be filled by the Board of Directors and the Board of Directors shall not nominate any individual to fill such vacancy, unless (x) such individual would be an independent director of the Corporation (unless such predecessor director was not an independent director), (y) in the case of a vacancy created by the cessation of service of a Continuing Provident Director, not less than a majority of the Continuing Provident Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, and (z) in the case of a vacancy created by the cessation of service of a Continuing Lakeland Director, not less than a majority of the Continuing Lakeland Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy; provided that any such appointment or nomination pursuant to clause (y) or (z) shall be made in accordance with applicable law and the rules of the New York Stock Exchange (or other national securities exchange on which the Corporation’s securities are listed).

(c) During the Specified Period, each of the Compensation and Human Capital Committee, the Audit Committee and the Governance/Nominating Committee of the Board of Directors of Provident (and of Provident Bank, if applicable) shall include of at least two (2) members who are Continuing Lakeland Directors (subject to compliance with any independence requirements, and any other requirements, for membership on the applicable committee under the rules of the New York Stock Exchange (or other national securities exchange on which the Corporation’s securities are listed)).

(d) During the Specified Period, the composition of the Bank Board shall be identical to that of the Board of Directors.

Section 4. Lead Independent Director.

Effective as of the Effective Time, the Lead Independent Director of the Board of Directors and of the Bank Board shall be a Continuing Provident Director that is independent of Provident in accordance with applicable stock exchange standards as selected by Provident. In the case of a vacancy of the position of the Lead Independent Director of the Board Directors or of the Bank Board during the Specified Period for any reason, a majority of the Continuing Provident Directors shall approve the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy; provided that any such appointment or nomination shall be made in accordance with applicable law and the rules of the New York Stock Exchange (or other national securities exchange on which the Corporation’s securities are listed).

Section 5. Headquarters; Name.

During the Specified Period, (i) the headquarters and main office of the Corporation and of the Bank will be located in Iselin, New Jersey, (ii) the name of the Corporation will be “Provident Financial Services, Inc.” and (iii) the name of the Bank will be “Provident Bank”.

Section 6. Amendments.

During the Specified Period, the provisions of this Article IX may be modified, amended or repealed, and any bylaw provision or other resolution (including any proposed corresponding modification, amendment or repeal of any provision of the Corporation’s other constituent documents) inconsistent with this Article IX (including but not limited to those provisions setting forth the authority and responsibility of the Executive Chairman, Executive Vice Chairman or President and Chief Executive Officer) may be adopted, only by (and any such modification, amendment, repeal or inconsistent bylaw provision or other resolution may be proposed or recommended by the Board of Directors for adoption by the stockholders of the Corporation only by) the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors.

Exhibit B

[Form of Bank Merger Agreement]

[FORM OF] AGREEMENT OF MERGER BETWEEN

PROVIDENT BANK

AND

LAKELAND BANK

THIS AGREEMENT OF MERGER (this “Bank Merger Agreement”), dated as of September 26, 2022, is made by and between Provident Bank, a New Jersey chartered savings bank, and Lakeland Bank, a New Jersey chartered commercial bank.

RECITALS:

1. Provident Bank is a wholly owned subsidiary of Provident Financial Services, Inc., a Delaware corporation (“Provident”), and Lakeland Bank is a wholly owned subsidiary of Lakeland Bancorp, Inc., a New Jersey corporation (“Lakeland”).

2. Provident, NL 239 Corp., a Delaware corporation and a wholly-owned subsidiary of Provident (“Merger Sub”), and Lakeland have executed and delivered an Agreement and Plan of Merger, dated as of September 26, 2022 (the “Parent Merger Agreement”), pursuant to which (i) Merger Sub will merge with and into Lakeland, with Lakeland as the surviving entity (the “Merger”), and (ii) as soon as reasonably practicable following the Merger, Lakeland will merge with and into Provident, with Provident as the surviving entity (the “Holdco Merger”), in each case, on the terms and subject to the conditions of the Parent Merger Agreement.

3. Provident, Lakeland, Provident Bank and Lakeland Bank desire that, at a date and time following the Holdco Merger as determined by Provident, Lakeland Bank shall merge with and into Provident Bank, with Provident Bank surviving.

4. The boards of directors of Lakeland Bank and Provident Bank have approved this Bank Merger Agreement and authorized the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto have agreed as follows:

1. Merger. On the terms and subject to this conditions of this Bank Merger Agreement, at the Bank Merger Effective Time (as defined below), Lakeland Bank shall merge with and into Provident Bank (the “Bank Merger”), with Provident Bank as the resulting entity (the “Resulting Institution”). At the Bank Merger Effective Time, the separate existence of Lakeland Bank shall cease.

2. Effective Time. The Bank Merger shall become effective at a date and time following the Holdco Merger as determined by Provident, after all regulatory and shareholder approvals required in connection with the transactions contemplated by the Parent Merger Agreement have been received (including the required regulatory and stockholder approvals for the Bank Merger), upon which date and time a certification pursuant to Section 137 of the Banking Act of 1948, as amended, is filed with the New Jersey Department of Banking and Insurance. The date and time of such effectiveness is herein referred to as the “Bank Merger Effective Time.”

3. Name. The name of the Resulting Institution shall be “Provident Bank”.

4. Offices. As of the date of this Bank Merger Agreement, (i) the principal office of Lakeland Bank is located in Oak Ridge, New Jersey and the location of each branch office of Lakeland Bank is set forth in Appendix A to this Bank Merger Agreement and (ii) the principal office of Provident Bank is located in Iselin, New Jersey and the location of each branch office of Provident Bank is set forth in Appendix B to this Bank Merger Agreement. At the Bank Merger Effective Time, the principal office of the Resulting Institution shall be 111 Wood Avenue South, Iselin, New Jersey, and the location of each branch office of the Resulting Institution shall be as set forth in Appendix C to this Bank Merger Agreement, as it may be amended or supplemented from time to time after the date hereof.

5. Organizational Documents. From and after the Bank Merger Effective Time, the charter and by-laws of Provident Bank, as in effect immediately prior to the Bank Merger Effective Time, shall be the charter and by-laws of the Resulting Institution until amended in accordance with applicable law.

6. Capital Stock. The total number of shares of all classes of capital stock that Provident Bank has the authority to issue is 15,000,000 shares of common stock of par value of $2.00 per share. The surplus of Provident Bank will be Provident Bank’s total surplus at June 30, 2022 ($1.15 billion), as adjusted for business operations subsequent to June 30, 2022 up to the Bank Merger Effective Time, and such adjustments as are necessary for the Bank Merger itself.

7. Treatment of Shares. At the Bank Merger Effective Time, by virtue of the Bank Merger and without any action on the part of the holder thereof (i) each share of Lakeland Bank common stock issued and outstanding immediately prior to the Bank Merger Effective Time shall cease to be outstanding and shall be cancelled and (ii) the shares of Provident Bank common stock issued and outstanding immediately prior to the Bank Merger Effective Time shall remain outstanding, shall be unchanged after the Bank Merger and shall immediately after the Bank Merger Effective Time constitute all of the issued and outstanding capital stock of the Resulting Institution.

8. Directors and Officers. Subject to Section 6.13 of the Parent Merger Agreement, the officers of Provident Bank immediately prior to the Bank Merger Effective Time shall be the officers of the Resulting Institution as of and after the Bank Merger Effective Time, until their respective successors are duly elected or appointed and qualified or until their respective earlier death, resignation or removal from office. Subject to Section 6.13 of the Parent Merger Agreement, the directors of Provident Bank immediately prior to the Bank Merger Effective Time shall be the directors of the Resulting Institution as of and after the Bank Merger Effective Time, until their respective successors are duly elected or appointed and qualified or until their respective earlier death, resignation or removal from office. The names and addresses of each officer and director of the Resulting Institution as of the Bank Merger Effective Time shall be as set forth in Appendix D to this Bank Merger Agreement, as it may be amended or supplemented from time to time after the date hereof.

9. Rights and Duties of the Resulting Institution. As of the Bank Merger Effective Time, the business of Provident Bank, as the Resulting Institution, shall be that of a savings bank as provided in its charter. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of Lakeland Bank shall be automatically transferred to and vested in the Resulting Institution by virtue of such merger without any deed or other document of transfer. The Resulting Institution, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, interests and powers were held or enjoyed by Lakeland Bank. The Resulting Institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of Lakeland Bank immediately prior to the Bank Merger Effective Time, including liabilities for all debts, obligations and contracts of Lakeland Bank, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books or accounts or records of Lakeland Bank. All rights of creditors and other obligees and all liens on property of Lakeland Bank shall be preserved and shall not be released or impaired. All deposit accounts of Lakeland Bank shall be and become deposit accounts in the Resulting Institution. Provident Bank hereby expressly assumes all obligations under any order entered into by Lakeland Bank with the U.S. Department of Justice relating to violations or alleged violations of, or compliance with, fair lending laws and regulations.

10. Additional Actions. If, at any time after the Bank Merger Effective Time, Provident Bank shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Provident Bank its right, title or interest in, to or under any of the rights, properties or assets of Lakeland Bank, or (ii) otherwise carry out the purposes of this Agreement, Lakeland Bank and its officers and directors shall be deemed to have granted to Provident Bank an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Provident Bank its right, title or interest in, to or under any of the rights, properties or assets of Lakeland Bank or (b) otherwise carry out the purposes of this Bank Merger Agreement, and the officers and directors of Provident Bank are authorized in the name of Lakeland Bank or otherwise to take any and all such action.

11. Other Terms. All terms used in this Bank Merger Agreement shall, unless defined herein, have the meanings set forth in the Parent Merger Agreement.

12. Amendments. To the extent permitted by applicable law, this Bank Merger Agreement may be amended by a subsequent writing signed by the parties hereto pursuant to an authorization of the Board of Directors of each of the parties hereto.

13. Governing Law. This Bank Merger Agreement shall be governed by, and interpreted in accordance with, the laws of New Jersey, except to the extent the laws of the United States of America govern, without regard for conflict of law provisions.

14. Termination. This Bank Merger Agreement shall terminate and become void automatically and without any action on the part of Provident Bank or Lakeland Bank immediately upon the termination of the Parent Merger Agreement in accordance with the terms thereof.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, Provident Bank and Lakeland Bank have caused this Bank Merger Agreement to be executed as of the date first above written.

PROVIDENT BANK

By:
Name:
Title:

LAKELAND BANK

By:
Name:
Title:

[Signature Page to Bank Merger Agreement]